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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 29, 2014

Dear Stockholder:

        You are invited to attend the 2014 annual meeting of stockholders of SL Green Realty Corp., a Maryland corporation, which will be held on Thursday, May 29, 2014, at 11:00 a.m., local time, at The Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York. The annual meeting will be held for the following purposes:

        1.     To elect the two Class II director nominees named in the proxy statement to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualified;

        2.     To hold an advisory vote on executive compensation; and

        3.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

        In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

        Our Board of Directors has fixed the close of business on March 31, 2014 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

        We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,
Andrew S. Levine Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 29, 2014.

This proxy statement and our 2013 Annual Report to Stockholders are available at http://www.proxyvote.com

New York, New York
April 30, 2014

        Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or the Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

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SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170-1881

PROXY STATEMENT

FOR OUR 2014 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 29, 2014

        These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors, or the Board, of SL Green Realty Corp., a Maryland corporation, for use at our 2014 annual meeting of stockholders to be held on Thursday, May 29, 2014, at 11:00 a.m., local time, at The Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, or at any postponement or adjournment of the annual meeting. References in this proxy statement to "we," "us," "our," "ours," and the "Company" refer to SL Green Realty Corp., unless the context otherwise requires. This proxy statement and a form of proxy will be made available to our stockholders on the Internet on April 30, 2014, and will be mailed to stockholders on or about May 2, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

        Holders of record of our common stock, $0.01 par value per share, at the close of business on March 31, 2014, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

        At the annual meeting, you will be asked to vote on the following proposals:

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  Proposal 1:  the election of the two Class II director nominees named in this proxy statement to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualified;

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  Proposal 2:  the approval of an advisory resolution approving the compensation of our named executives officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K; and

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  Proposal 3:  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

        You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

        The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of the record date, there were 95,318,446 shares outstanding and entitled to vote at the annual meeting.

        Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

        In respect of Proposal 1, a plurality of all of the votes cast at the annual meeting at which a quorum is present is required for the election of directors. In addition, our Policy on Majority Voting sets forth our procedures if a nominee is elected but receives a majority of "withheld" votes. In an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required, within ten business days, to tender his or her resignation. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board's reasons for rejecting the tendered resignation. The policy is described more fully below under the caption "Corporate Governance Matters—Policy on Majority Voting." Broker non-votes with respect to Proposal 1 are not counted as votes cast, and therefore, will have no effect on the election of directors.

        A majority of all of the votes cast at the annual meeting at which a quorum is present is required for approval of each of Proposals 2 and 3. In respect of these proposals, abstentions and broker non-votes are not counted as votes cast, and therefore will have no effect on the votes for these proposals.

Can I change my vote after I submit my proxy card?

        If you cast a vote by proxy, you may revoke it at any time before it is voted by:

  •
  filing a written notice revoking the proxy with our Secretary at our address;

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  properly signing and forwarding to us a proxy with a later date; or

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  appearing in person and voting by ballot at the annual meeting.

        If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in "street name," only that bank, broker or other nominee can revoke your proxy on your behalf.

        You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

        Voting in Person at the Annual Meeting.    If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, that is, in "street name," and you wish to vote in person at the annual meeting, you will need to obtain a "legal proxy" from the bank, broker or other nominee that holds your shares of record.

        Voting by Proxy.    You should submit your proxy or voting instructions as soon as possible.

        If you received a paper copy of this Proxy Statement.    You can vote by valid proxy received by telephone, electronically via the Internet or by mail. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Daylight Time, on May 28, 2014. If voting by mail, you must:

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  indicate your instructions on the proxy;

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  date and sign the proxy;

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  promptly mail the proxy in the enclosed envelope; and

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  allow sufficient time for the proxy to be received before the date of the annual meeting.

        If your shares are held in "street name" such as in a stock brokerage account, by a bank or other nominee, please follow the instructions you received from your broker or with respect to the voting of your shares.

        If you received an e-mail copy of this Proxy Statement.    Please submit your proxy electronically via the Internet or telephonically using the instructions included on the proxy card. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on May 28, 2014.

        If you have any questions regarding how to authorize your proxy by telephone or via the Internet, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

        Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

 How is my vote counted?

        If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you received a proxy card by mail and you properly marked, signed, dated and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted "for" the election of the nominees for the Class II directors named in this proxy statement, "for" advisory approval of the compensation of our named executive officers and "for" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder proposals or nominations were received on a timely basis and not withdrawn, no such matters will be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

        The Board recommends that you vote:

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  FOR Proposal 1:  the election of Marc Holliday and John S. Levy as Class II directors to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualified;

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  FOR Proposal 2:  the approval of an advisory resolution approving the compensation of our named executives officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K; and

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  FOR Proposal 3:  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

 What other information should I review before voting?

        Our 2013 annual report, including financial statements for the fiscal year ended December 31, 2013, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2013 annual report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which contains additional information about the Company, on our website at http://www.slgreen.com or by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. The 2013 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who is soliciting my proxy?

        This solicitation of proxies is made by and on behalf of the Board.    We will pay the cost of the solicitation of proxies. We have retained MacKenzie Partners, Inc. at an aggregate estimated cost of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

How do I change how I receive proxy materials in the future?

        For this year's meeting, stockholders will receive paper copies of the proxy materials by mail and will not receive a Notice of Internet Availability of Proxy Materials. For future meetings, stockholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail, in each case, instead of receiving a Notice of Internet Availability of Proxy Materials by mail, as applicable. If you elect to receive proxy materials by e-mail, you will not receive proxy materials in the mail (including, if applicable, a Notice of Internet Availability of Proxy Materials). Instead, you will receive an e-mail with links to proxy materials and online voting. If you received a paper copy of the proxy materials in the mail, you can eliminate all such paper mailings (including, if applicable, a Notice of Internet Availability of Proxy Materials) in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations, by sending a blank e-mail with the 12-digit control number on your proxy card to sendmaterial@proxyvote.com, via the internet at http://www.proxyvote.com or by telephone at (800) 579-7639. Your election will remain in effect until you change it.

        No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board currently consists of six members and is divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualify. The term of directors of one class expires at each annual meeting of stockholders.

        At the annual meeting, two directors will be elected to serve until the 2017 annual meeting and until their successors are duly elected and qualify. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Marc Holliday and John S. Levy for election to serve as its Class II directors. Messrs. Holliday and Levy currently are serving as Class II directors. Each of Messrs. Holliday and Levy have consented to being named in this proxy statement and to serve as a director if elected. However, if either of Messrs. Holliday or Levy is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person as the Board nominates.

        A plurality of all of the votes cast at the annual meeting at which a quorum is present in person or by proxy is required for the election of directors. Pursuant to our Policy on Majority Voting, in an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required, within ten business days, to tender his or her resignation. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board's reasons for rejecting the tendered resignation. The policy is described more fully below under the caption "Corporate Governance Matters—Policy on Majority Voting."

        We will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Broker non-votes do not constitute a vote "for" or "withheld" and will not be counted as votes cast. Therefore, broker non-votes will have no effect on this proposal, assuming a quorum is present.

        The Board unanimously recommends a vote "FOR" the election of Holliday and Levy.

 Information Regarding the Nominees and the Continuing Directors

        The following table and biographical descriptions set forth certain information with respect to the nominees for election as Class II directors at the 2014 annual meeting and the continuing Class I and Class III directors whose terms expire at the annual meetings of stockholders in 2016 and 2015, respectively, based upon information furnished by each director.

Name	Age	Director Since
Class II Nominees (terms will expire in 2017)
Marc Holliday	47	2001
John S. Levy	78	1997
Class I Continuing Directors (terms will expire in 2016)
Edwin Thomas Burton, III.	71	1997
Craig M. Hatkoff	60	2011
Class III Continuing Directors (terms will expire in 2015)
John H. Alschuler, Jr.	66	1997
Stephen L. Green	76	1997

 Class II Nominees—Terms Will Expire in 2017

        Marc Holliday has served as our Chief Executive Officer since January 2004 and as one of our directors since December 2001. He also serves as a member of our Executive Committee. Mr. Holliday stepped down as our President in April 2007, when Andrew Mathias, our current President, was promoted to that position. Mr. Holliday joined the Company as Chief Investment Officer in July 1998. Mr. Holliday also serves as a director of Gramercy Property Trust Inc. f/k/a Gramercy Capital Corp., or Gramercy, and has served in such capacity since 2004. In 2010, Mr. Holliday notified the Board of Directors of Gramercy that he would not stand for election as a director for a new term. However, Mr. Holliday agreed with the Board of Directors of Gramercy that he would remain as a director for an unspecified period of time following Gramercy's 2010 annual meeting. Mr. Holliday remains a director on that basis. In October 2008, Mr. Holliday stepped down from his positions of President and Chief Executive Officer of Gramercy, positions he had held since August 2004. Prior to joining the Company, Mr. Holliday was Managing Director and Head of Direct Originations for New York-based Capital Trust Inc., a mezzanine finance company, where he was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. From 1991 to 1997, Mr. Holliday served in various management positions, including Senior Vice President, at Capital Trust, Inc.'s predecessor, Victor Capital Group, L.P., a private real estate investment bank specializing in advisory services, investment management and debt and equity placements. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988 and an M.S. degree in Real Estate Development from Columbia University in 1990. Mr. Holliday's extensive experience and skills in real estate and finance, as well as his role as Chief Executive Officer of the Company, provide him with valuable knowledge of and expertise in our business and industry. Furthermore, Mr. Holliday's presence on the Board facilitates communication between the Board and the Company's senior management. Mr. Holliday is 47 years old.

        John S. Levy has served as one of our directors since 1997. Mr. Levy retired from Lehman Brothers Inc. in 1995. From 1983 until 1995, at Lehman Brothers (or its predecessors), he served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division and Managing Partner of the Equity Securities Division. Mr. Levy was associated with A.G. Becker Incorporated (or its predecessors) from 1960 until 1983, where he served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative. Mr. Levy received a B.A. degree from Dartmouth College. Mr. Levy's extensive skills, experience and sophistication in corporate governance, financial, compensation, legal and commercial matters, including his corporate finance expertise developed at Lehman Brothers, allow him to provide valuable insights into the Company's business and finances. Mr. Levy is 78 years old.

Class I Continuing Directors—Terms Will Expire in 2016

        Edwin Thomas Burton, III has served as one of our directors since 1997. Mr. Burton is a Professor of Economics at the University of Virginia, and has held teaching positions at York College, Rice University and Cornell University, and has written and lectured extensively in the field of Economics. Mr. Burton also serves as a member of the Board of Trustees of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia, and served as its Chairman from 1997 until March 2001. Mr. Burton also serves as a consultant to numerous companies on investment strategy and investment banking. From 1994 until 1995, Mr. Burton served as Senior Vice President, Managing Director and director of Interstate Johnson Lane, Incorporated, an investment banking firm, where he was in charge of the Corporate Finance and Public Finance Divisions. From 1987 to 1994, Mr. Burton served as President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities. Mr. Burton also served as a consultant to the American Stock Exchange from 1985 until 1986 and a senior vice president with Smith Barney (or its corporate predecessor) from 1976 until 1984. Since 2004, Mr. Burton has served as a member of the Board of Directors of Chase Investors, a privately-held registered investment advisor. Mr. Burton also has served as a member of the Board of Directors of Capstar Hotel Company, a publicly-traded hotel company, Virginia National Bank, a publicly-traded commercial bank, and SNL Securities, a private securities data company. Mr. Burton received a B.A. degree in Economics from Rice University and a Ph.D. degree in Economics from Northwestern University. In addition to his experience in academia as a seasoned professor of economics, Mr. Burton's extensive skills and experience in corporate governance, financial, compensation and legal matters allow him to provide valuable financial expertise and insights into the Company's business. Mr. Burton is 71 years old.

        Craig M. Hatkoff has served as a member of our Board of Directors since January 2011. Mr. Hatkoff has been active in commercial real estate and community development for more than two decades. He spent 11 years at Chemical Bank, as Co-Head of the real estate investment banking unit, and was a pioneer in commercial mortgage securitization. Mr. Hatkoff was a Co-Founder and Managing Partner of Victor Capital Group, L.P. until it was later acquired by Capital Trust, Inc., where he served as Vice-Chairman and Chairman of the Executive Committee. He left in 2000 to pursue other entrepreneurial and civic endeavors but served as a Director of Capital Trust, Inc. from 1996 until early 2010. Mr. Hatkoff is a co-founder of Tribeca Enterprises, a diversified company best known for New York City's annual Tribeca Film Festival. Mr. Hatkoff is also presently Chairman of Turtle Pond Publications, LLC, and serves on the boards of a number of non-profit organizations including the Tribeca Film Institute which he co-founded, the Desmond Tutu Peace Foundation, Richard Leakey's Wildlife Direct, the Child Mind Institute, The Rock and Roll Hall of Fame, Sesame Workshop, Scholastic's Alliance for Young Artists and Writers and the Borough of Manhattan Community College Foundation. Mr. Hatkoff is the founder of both the Disruptor Foundation and the Owen and Mzee Foundation. Mr. Hatkoff is also on the Board of Directors of Taubman Centers, Inc., where he has served since 2004. From 2002 to 2005, Mr. Hatkoff served as a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff's strong background in commercial real estate and real estate finance is well known and respected throughout the New York real estate industry. Mr. Hatkoff's deep understanding of the New York City real estate market matches well with SL Green's core investment and operational focus. Mr. Hatkoff is 60 years old.

Class III Continuing Directors—Terms Will Expire in 2015

        John H. Alschuler, Jr. has served as one of our directors since 1997 and serves as our Lead Independent Director. Since 2008, Mr. Alschuler has been the Chairman of HR&A Advisors Inc., an economic development, real-estate and public policy consulting organization. Mr. Alschuler also is an Adjunct Associate Professor at Columbia University, where he teaches real estate development at the Graduate School of Architecture, Planning & Preservation. Mr. Alschuler currently serves on the Board of Directors of Friends of the High Line Inc., a Section 501(c)(3) tax-exempt organization. Mr. Alschuler received a B.A. degree from Wesleyan University and an Ed.D. degree from the University of Massachusetts at Amherst. Mr. Alschuler's achievements in academia and business, as well as his extensive knowledge of commercial real estate, New York City's economy, commercial and other markets in New York City and national and international markets for real estate, and his expertise in inter-governmental relations, allow him to assess the real estate market and the Company's business from a knowledgeable and informed perspective, from which he provides valuable insights into the Company's business. Mr. Alschuler is 66 years old.

        Stephen L. Green has served as our Chairman and a member of the Board since 1997 and serves as the Chairman of our Executive Committee. Mr. Green serves as an executive officer, working in conjunction with our Chief Executive Officer, overseeing our long-term strategic direction. Mr. Green formerly served as our Chief Executive Officer. Mr. Green founded our predecessor, S.L. Green Properties, Inc., in 1980. Prior to our initial public offering in 1997, Mr. Green had been involved in the acquisition of over 50 Manhattan office buildings containing in excess of 4.0 million square feet. Mr. Green also served as Chairman of the Board of Gramercy from August 2004 through June 2009. Mr. Green is an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York and previously has served as Chairman of the Real Estate Board of New York's Tax Committee. Mr. Green also served as a member of the Board of Directors of Stemedica Cell Technologies, Inc. from August 2007 through April 2009. Mr. Green currently serves as a member of the Board of Directors of Streetsquash, Inc., a Section 501(c)(3) tax-exempt organization. Mr. Green also served as a member of the board of trustees of the NYU Langone Medical Center. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School. In addition to his industry-wide reputation, Mr. Green's extensive skills and experience in real estate, including founding our predecessor, provide him with invaluable knowledge of and expertise in our business and industry. This experience, particularly his experience having led our predecessor and the Company, contributes depth and context to the Board's discussions of the Company's business. Mr. Green is 76 years old.

Biographical Information Regarding Executive Officers Who Are Not Directors

        Andrew W. Mathias has served as our President since April 2007. Mr. Mathias is in charge of our equity and structured finance investments and oversees our acquisitions and dispositions and our joint venture program. Mr. Mathias joined the Company in March 1999 as Vice President and was promoted to Director of Investments in 2002, a position he held until his promotion to Chief Investment Officer in January 2004, a position that he held until January 2011. In October 2008, Mr. Mathias stepped down from his position as Chief Investment Officer of Gramercy, a position he had held since August 2004. Prior to joining the Company, Mr. Mathias worked at Capital Trust, Inc. and its predecessor, Victor Capital Group, L.P. Mr. Mathias also worked on the high yield and restructuring desk at Bear Stearns and Co. Mr. Mathias received a B.S. degree in Economics from the Wharton School at the University of Pennsylvania. Mr. Mathias is 40 years old.

        James Mead has served as our Chief Financial Officer since November 2010. As Chief Financial Officer, Mr. Mead is responsible for our finance, capital markets, investor relations and administration. Before joining the Company, from November 2004 to March 2010, Mr. Mead was Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc., a high-end hotel REIT with properties in the U.S., Mexico and Europe, where he directed strategic planning in conjunction with the CEO and board of directors of the company and was responsible for debt and equity financing activities, investor relations, accounting, and domestic and international tax. From April 1993 until October 1999, Mr. Mead was at the California-based apartment REIT Irvine Company Apartment Communities, Inc., where in addition to his responsibilities as Chief Financial Officer he was co-head of the company's property management division. Mr. Mead also worked as head of capital markets for The Irvine Company, a 150 year-old California land development company where he directed the initial public offering of Irvine Company Apartment Communities, Inc., an affiliate of The Irvine Company. Mr. Mead previously worked at JP Morgan in investment banking in New York. A graduate of Tulane University, Mr. Mead holds an MBA from the University of Virginia's Colgate Darden School of Business Administration. Mr. Mead is 54 years old.

        Andrew S. Levine has served as our Chief Legal Officer since April 2007 and as our General Counsel, Executive Vice President and Secretary since November 2000. Prior to joining the Company, Mr. Levine was a partner in the REIT and Real Estate Transactions and Business groups at the law firm of Pryor, Cashman, Sherman & Flynn, LLP. Prior to joining Pryor, Cashman, Sherman & Flynn, LLP, Mr. Levine was a partner at the law firm of Dreyer & Traub. Mr. Levine received a B.A. degree from the University of Vermont and a J.D. degree from Rutgers School of Law, where Mr. Levine was an Editor of the Law Review. Mr. Levine is 55 years old.

The Board and its Committees

        The Board held four meetings during fiscal year 2013 and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served. Three of our directors attended our 2013 annual meeting.

        The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our corporate website at www.slgreen.com under the "Investors—Corporate Governance" section. Further, we will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. From time to time, the Board also may create additional committees for such purposes as the Board may determine.

        Audit Committee.    Our Audit Committee consists of John H. Alschuler, Jr., Edwin Thomas Burton, III (Chairman) and John S. Levy, each of whom is "independent" within the meaning of the rules of the NYSE and the SEC and each of whom meets the financial literacy standard required by the rules of the NYSE. The Board has determined that Mr. Burton is an "audit committee financial expert" as defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Our Audit Committee's primary purpose is to select and appoint our independent registered public accounting firm and to assist the Board in its oversight of the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the qualifications and independence of the registered public accounting firm employed by the Company for the audit of the Company's financial statements; the performance of the people responsible for the Company's internal audit function; and the performance of the Company's independent registered public accounting firm. Our Audit Committee also prepares the report that the rules of the SEC require be included in this proxy statement and provides an open avenue of communication among the Company's independent registered public accounting firm, its internal auditors, its management and the Board. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements prior to the filing of our Annual Report on Form 10-K, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of our internal control over financial reporting and other procedures. Our Audit Committee held nine meetings during fiscal year 2013. Additional information regarding the functions performed by our Audit Committee is set forth in the "Audit Committee Report" included in this annual proxy statement.

        Compensation Committee.    Our Compensation Committee consists of John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy, each of whom is "independent" within the meaning of the rules of the NYSE. Our Compensation Committee's primary purposes are to determine how the Company's Chief Executive Officer should be compensated; to administer the Company's employee benefit plans and executive compensation programs; to determine compensation of our executive officers other than our Chief Executive Officer; and to produce the report on executive compensation that is required to be included in this proxy statement. With respect to the compensation of our executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding total compensation for all executive officers other than the Chief Executive Officer and reviews his recommendations in terms of total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items between cash and equity compensation. Our Compensation Committee has retained Gressle & McGinley LLC as its independent outside compensation consulting firm and has engaged Gressle & McGinley LLC to provide our Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Gressle & McGinley LLC regularly participates in Compensation Committee meetings. See "Executive Compensation—Compensation Discussion and Analysis." Our Compensation Committee held two meetings during fiscal year 2013.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee consists of John H. Alschuler, Jr., Edwin Thomas Burton, III, Craig M. Hatkoff and John S. Levy (Chairman), each of whom is "independent" within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee's primary purposes are to identify individuals qualified to fill vacancies or newly-created positions on the Board; to recommend to the Board the persons it should nominate for election as directors at annual meetings of the Company's stockholders; to recommend directors to serve on all committees of the Board; and to develop and recommend to the Board governance principles applicable to the Company. Our Nominating and Corporate Governance Committee held one meeting during fiscal year 2013.

        Executive Committee.    Subject to the supervision and oversight of the Board, our Executive Committee, which consists of Stephen L. Green (Chairman), Marc Holliday and John H. Alschuler, Jr., is responsible for, among other things, the approval of our acquisition, disposition and financing of investments; the authorization of the execution of certain contracts and agreements, including those relating to our borrowing of money; and the exercise, in general, of all other powers of the Board, except for such powers that require action by all directors or the independent directors under our articles of incorporation or bylaws or under applicable law. Our Executive Committee did not hold any meetings and did not take any actions by written consent during fiscal year 2013, as all matters within its authority were approved by the Board.

Director Compensation

        Directors of the Company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Edwin T. Burton, III	$91,500	$100,000	$223,462	$414,962
John H. Alschuler, Jr.	$166,500	$100,000	$223,462	$489,962
John S. Levy	$77,500	$100,000	$223,462	$400,962
Craig M. Hatkoff	$57,500	$100,000	$223,462	$380,962

(1)
Each of Mr. Burton and Mr. Levy deferred all of their 2013 cash compensation and Mr. Alschuler and Mr. Hatkoff deferred $67,500 and $25,000, respectively, of their 2013 cash compensation pursuant to our Non-Employee Directors' Deferral Program. Deferred compensation can include annual fees, chairman fees and board and committee meeting fees and is credited in the form of phantom or restricted stock units. Mr. Burton received 1,057 units, Mr. Alschuler received 778 units, Mr. Levy received 897 and Mr. Hatkoff received 281 units in connection with 2013 cash compensation they elected to defer.

(2)
Amounts shown reflect the full grant date fair value on the date of grant of shares of restricted stock or restricted stock units granted to the directors in 2013, excluding stock units credited in lieu of retainer and meeting fees. The assumptions used to calculate the value of stock awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014. At December 31, 2013, the aggregate number of unvested stock awards, consisting of unvested phantom stock units or shares of restricted stock, held by our non-employee directors was as follows: Mr. Burton—1,339; Mr. Alschuler—1,339; Mr. Levy—1,339; and Mr. Hatkoff—1,339.

(3)
Amounts shown reflect the full grant date fair value of option awards granted to the directors in 2013. The assumptions used to calculate the value of stock awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014. At December 31, 2013, the aggregate number of option awards held by our non-employee directors was as follows: Mr. Burton—20,500; Mr. Alschuler—38,500; Mr. Levy—62,500; and Mr. Hatkoff—20,500.

        During the fiscal year ended December 31, 2013, each non-employee director received an annual fee of $50,000 and our Lead Independent Director was entitled to receive an additional annual fee of $85,000. With the exception of Mr. Alschuler, who received his annual fees half in stock and half in cash, these annual fees were payable in full in cash, unless a non-employee director elected defer all or part of the annual fee pursuant to our Non-Employee Directors' Deferral Program as described below. Each non-employee director also received $1,500 for each meeting of the Board or a committee of the Board that he attended. The meeting fees were paid in cash unless a non-employee director elected to defer all or part of the meeting fees pursuant to our Non-Employee Directors' Deferral Program. Fees are generally paid quarterly, except for 2013 we postponed all fee payments to be made in phantom stock until July 18, 2013 following stockholder approval of our Third Amended and Restated 2005 Stock Option and Incentive Plan, as amended and restated from time to time, or the 2005 Plan. One of our non-employee directors who resides outside of New York was reimbursed for expenses of attending Board and committee meetings.

        The Chairman of our Audit Committee, the Chairman of our Compensation Committee, and the Chairman of our Nominating and Corporate Governance Committee received additional annual fees of $10,000, $7,500 and $5,000, respectively, which were payable in cash unless such Chairman elected to defer all or part of such fee pursuant to our Non-Employee Directors' Deferral Program. In addition, each member of our Audit Committee was entitled to receive a fee of $4,000 per meeting for any special meetings of the Audit Committee held independently of Board meetings. There were no special meetings of the Audit Committee held in 2013. The special meeting fees were paid in cash unless a director elected to defer all or part of the meeting fees pursuant to our Non-Employee Directors' Deferral Program. Each non-employee director also received as additional retainer a grant of options to purchase 8,500 shares of our common stock and a stock grant valued at $100,000 on the grant date. Typically, the options are granted on the first business day of the year. In 2013, the options, and stock retainer, were granted on July 18, 2013 following stockholder approval of the 2005 Plan. The options were fully vested upon grant and had a term of ten years from grant and an exercise price equal to the closing price of our common stock on the NYSE on July 17, 2013. One-third of the shares granted as stock retainer vest on each of January 2, 2014, 2015 and 2016, subject to the non-employee director remaining a member of the Board on the vesting date. A non-employee director may elect to defer all or part of the annual stock grant pursuant to our Non-Employee Directors' Deferral Program. With the exception of Mr. Hatkoff, such grants were deferred for each non-employee director in 2013.

        Under our Non-Employee Directors' Deferral Program, our non-employee directors may elect to defer up to 100% of their annual fee, chairman fees, meeting fees and annual stock grant. At each director's election, fees deferred under the program may be credited in the form of either phantom stock units, account credits that accrue earnings or losses based on the 30-day LIBOR rate at the beginning of each month plus 2% (or based on such other rate or the performance of such investments as may be determined in advance by the Board) or measurement fund credits that track the performance of one or more open-ended mutual funds selected by the director. Subject to limitations contained in the program, on a fixed date each quarter, a director may convert phantom stock units into account credits or measurement fund credits or vice versa or change the mutual funds that some or all of the director's measurement fund credits track. All cash fees credited as and conversions of or into phantom stock units or measurement fund credits are based on the fair market value of our common stock or the applicable mutual fund on the date the cash fees otherwise would have been paid or the date of the conversion, as applicable. Unless otherwise elected by a director, a director's phantom stock units, account credits and measurement fund credits are payable on the earlier of the January 1st coincident with or next following the director's termination of service from the Board, or a change in control of the Company, as defined by the program. Phantom stock units are payable in an equal number of shares of our common stock; provided that we may elect to instead settle a director's phantom stock units by paying the director cash in an amount equal to the value of such shares of common stock. Account credits and measurement fund credits are payable in cash. Under the program, each director is entitled to receive dividend equivalents that are paid currently on the director's phantom stock units, unless the director elected to defer payment of such dividend equivalents and have them concurrently reinvested into additional phantom stock units.

        All stock and option grants made to our non-employee directors and settlements under our Non-Employee Directors' Deferral Program that are paid in shares of our common stock are made under the 2005 Plan.

        For the fiscal year ending 2014, we have retained the same director compensation arrangements that were in place for 2013, except that we have eliminated stock option grants to directors going forward and increased the value of the annual stock grant to $300,000 on the grant date, which shares will be fully vested on such grant date.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders have the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers. At our 2011 annual stockholder meeting, our stockholders advised on a non-binding basis, by an affirmative vote of a majority of all votes cast, that the Company should hold non-binding advisory votes on executive compensation on an annual basis. On July 14, 2011, the Board determined that it will include future advisory votes on the compensation of our named executive officers in the Company's annual meeting proxy materials every year until the next advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than the Company's annual meeting of stockholders in 2017. Our executive compensation programs are described in detail in this proxy statement in the section titled "Compensation Discussion and Analysis" and the accompanying tables beginning on page 23. These programs are designed to attract and retain talented individuals who possess the skills and expertise necessary to lead, manage and grow the Company.

        Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company's named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution.

        Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Our Compensation Committee regularly reviews all elements of the compensation paid to our named executive officers. Our Compensation Committee believes that the Company's present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables and related narrative disclosure in this proxy statement, promote in the best manner possible our business objectives while aligning the interests of the named executive officers with our stockholders to ensure continued positive financial results, and that our industry-leading results support this conclusion. The Company has continued to deliver positive long-term results to our stockholders and remains among the leaders in the REIT industry as well as the broader public stock market for total return to stockholders ("TRS") over the last decade, with the Company's TRS of approximately 189% for the ten-year period through December 31, 2013 significantly outperforming the MSCI REIT Index and S&P 500 Index return of approximately 124% and 104%, respectively, over the same time period. The compensation programs for our named executives are a key ingredient in motivating our executives to continue to deliver such results.

        The affirmative vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present will be required to approve, on an advisory basis, the compensation of our named executive officers. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our stockholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

        The Board unanimously recommends a vote "FOR" the above resolution regarding the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables in this Proxy Statement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee of the Board has appointed the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law, the New York Stock Exchange or the Company's organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Ernst & Young LLP to the stockholders for ratification at the 2014 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in June 1997 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

        A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires and will be available to respond to appropriate questions.

        A majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" and will not be counted as "votes cast". Therefore, abstentions will have no effect on this proposal.

Fee Disclosure

Audit Fees

        Fees, including out-of-pocket expenses, for audit services totaled approximately $3,359,018 in fiscal year 2013 and $3,231,689 in fiscal year 2012. Audit fees include fees associated with our annual audits and related reviews of our annual reports on Form 10-K and quarterly reports on Form 10-Q. In addition, audit fees include Sarbanes-Oxley Section 404 planning and testing, fees for public filings in connection with various property acquisitions, joint venture audits, and services relating to public filings in connection with our preferred and common stock and debt offerings and certain other transactions. Our joint venture partners paid their pro rata share of any joint venture audit fees. Audit fees also include fees for accounting research and consultations.

Audit-Related Fees

        Fees for audit-related services totaled approximately $59,225 in both 2013 and 2012. The audit-related services principally include fees for operating expense audits and agreed-upon procedures projects.

Tax Fees

        No fees were incurred for tax services, including tax compliance, tax advice and tax planning in either 2013 or 2012.

All Other Fees

        Fees for other services not included above totaled approximately $15,150 in 2013. No fees for other services were incurred in 2012.

        Our Audit Committee considers whether the provision by Ernst & Young LLP of any services that would be required to be described under "All Other Fees" would be compatible with maintaining Ernst & Young LLP's independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

        Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee's or any of its members' attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception. All services provided by Ernst & Young LLP in 2013 were pre-approved by our Audit Committee. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

        The Board unanimously recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

        The following report of the Audit Committee of the Board regarding the responsibilities and functions of our Audit Committee will not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference in any such document.

        Our Audit Committee oversees our financial reporting process on behalf of the Board, in accordance with our Audit Committee Charter. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Our Audit Committee reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. Our Audit Committee received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, discussed with Ernst & Young LLP their independence from both management and the Company and considered the compatibility of Ernst & Young LLP's provision of non-audit services to the Company with their independence.

        Our Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. Our Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting, including off-balance sheet investments and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

        In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibilities of our Audit Committee referred in the Report, our Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

        The Board has determined that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the New York Stock Exchange. The Board also has determined that our Audit Committee has at least one "audit committee financial expert," as defined in Item 401(h) of Securities and Exchange Commission Regulation S-K, such expert being Mr. Edwin Thomas Burton, III, and that he is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

        Our Audit Committee held nine meetings during fiscal year 2013 (including sessions with only independent directors attending after certain of these meetings). The members of our Audit Committee are not engaged professionally in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, our Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), that the financial statements are presented in accordance with accounting principles generally accepted in the U.S. or that our registered public accounting firm is in fact "independent."

Submitted by our Audit Committee Edwin Thomas Burton, III (Chairman) John H. Alschuler, Jr. John S. Levy

CORPORATE GOVERNANCE MATTERS

        We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the "Investors—Corporate Governance" section of our corporate website at http://www.slgreen.com to view or to obtain copies of our committee charters, Code of Ethics, Governance Principles and director independence standards. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Ethics, Governance Principles and director independence standards by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Governance Principles

        The Board has adopted Governance Principles that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Principles are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Governance Principles and will recommend, as appropriate, proposed changes to the Board.

Director Independence

        Our Governance Principles provide that a majority of our directors serving on the Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, the Board has adopted director independence standards that assist the Board in making its determinations with respect to the independence of directors. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled "Certain Relationships and Related Party Transactions"), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC and our director independence standards: Messrs. Edwin T. Burton, III, John H. Alschuler, Jr., John S. Levy and Craig M. Hatkoff. The Board has determined that Messrs. Green and Holliday, our two other directors and, in the case of Mr. Holliday, a director nominee, are not independent because they are also executive officers of the Company.

Code of Ethics

        The Board has adopted a Code of Ethics that applies to our directors, executive officers and employees. The Code of Ethics is designed to assist our directors, executive officers and employees in complying with law and, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Ethics are compliance with applicable laws, conflicts of interest, use and protection of the Company's assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination, harassment and health and safety.

 Audit Committee Financial Expert

        The Board has determined that Edwin T. Burton, III qualifies as an "audit committee financial expert," as defined in Item 401(h) of SEC Regulation S-K.

Communications with the Board

        We have a process by which stockholders and/or other parties may communicate with the Board, individual directors (including the independent directors) or independent directors as a group. Any such communications may be sent to the Board or any named individual director (including the independent directors), by U.S. mail or overnight delivery and should be directed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. Mr. Levine forwards all such communications to the intended recipient or recipients. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

        Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so in writing to the Chairman of our Audit Committee, c/o Andrew S. Levine, Secretary, SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

        We encourage each member of the Board to attend each annual meeting of stockholders. One of our directors attended the annual meeting of stockholders held on June 13, 2013.

Identification of Director Candidates

        Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

        Each director candidate must have (1) education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to the Company's business or to its status as a publicly owned company, (2) an unblemished reputation for integrity, (3) a reputation for exercising good business judgment and (4) sufficient available time to be able to fulfill his or her responsibilities as a member of the Board and of any committees to which he or she may be appointed.

        In making recommendations to the Board, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity (including diversity of knowledge, skills, professional experience, education, expertise and representation in industries relevant to the Company), ability to bring new perspectives and add to Board discussion and consideration, experience with businesses and other organizations comparable to the Company (including experience managing public companies, marketing experience or experience determining compensation of officers of public companies), the interplay of the candidate's experience with the experience of other Board members, the candidate's industry knowledge and experience, the ability of a nominee to devote sufficient time to the affairs of the Company, any actual or potential conflicts of interest and whether the candidate meets the NYSE independence criteria, the extent to which the candidate generally would be a desirable addition to the Board and any committees of the Board, qualifications to serve on appropriate Board committees (including financial acumen), technological literacy, strategic insight, familiarity with desired markets or regions, ability to make independent and analytical judgments, ability to introduce the Company to business or other opportunities, reputation in the corporate governance community, personal rapport with senior officers of the Company, risk management skills and effective communication skills. Such matters are considered in light of the skills, qualifications and diversity of the other members of the Board.

        The Nominating and Corporate Governance Committee ensures that the potential nominee is not an employee or agent of and does not serve on the board of directors or similar managing body of any of our competitors and determines whether the potential nominee has an interest in any transactions to which we are a party.

        Prior to a vote as to whether a potential nominee is recommended to the Board of Directors, each member of the Nominating and Corporate Governance Committee is provided reasonable access to such potential nominee. Such access includes a reasonable opportunity to interview such potential nominee in person or by telephone and to submit questions to such potential candidate. In addition, each potential nominee provides the Nominating and Corporate Governance Committee with a written detailed biography and identify on which committees of the Board, if any, the potential nominee would be willing to serve.

        Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee also may procure the services of outside sources or third parties to assist in the identification of director candidates.

        Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under "Stockholder Proposals" in this proxy statement and should provide the reasons supporting a candidate's recommendation, the candidate's qualifications and the candidate's written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2014 annual meeting.

Executive Sessions of Non-Management Directors

        Our Governance Principles require the non-management directors serving on the Board to meet in an executive session at least annually without the presence of any directors or other persons who are part of our management. In accordance with such requirement, the independent directors, who currently comprise all of the non-management directors, meet in executive sessions from time to time on such a basis. The executive sessions are regularly chaired by our Lead Independent Director.

Policy on Majority Voting

        The Board has adopted a policy on majority voting in the election of directors. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders' meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of the resignation.

        Under the policy, the Board will take formal action on the recommendation no later than 90 days following the date of the stockholders' meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the Board's decision within four business days after the decision is made. The Board also will provide, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

Board Leadership Structure

        As noted above, our Board currently is comprised of four independent and two employee directors. Mr. Green has served as Chairman of the Board since 1997 and serves as an executive officer, working in conjunction with Mr. Holliday, our Chief Executive Officer. The Board has appointed Mr. Alschuler, one of the independent directors, as Lead Independent Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

        We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership, coordinated closely between a separate Chief Executive Officer and Chairman of the Board. In our judgment, the Company, like many companies, has been well-served by this leadership structure.

        To facilitate the role of the independent directors, the Board has determined that it is appropriate for the independent directors to appoint one independent director to serve as Lead Independent Director. In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) consult with the Chief Executive Officer as to an appropriate schedule and agenda for each Board meeting, seeking to ensure that the independent directors can perform their duties effectively and responsibly, (2) ensure the independent directors have adequate resources, especially by way of full, timely and relevant information to support their decision making, (3) advise the Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by the Company's management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties, (4) recommend to the Board and the Board Committees the retention of advisers and consultants who report directly to the Board, (5) ensure that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management present and, as appropriate, call meetings of the Independent Directors, (6) serve as Chairman of the sessions of the independent directors, (7) serve as principal liaison between the independent directors and the Chief Executive Officer of the Company and between the independent directors and senior management, (8) communicate to management, as appropriate, the results of private discussions among independent directors, (9) chair the meetings of the Board when the Chairman is not present, (10) with respect to questions and comments directed to the Lead Independent Director or to the independent directors as a group, determine the appropriate means of response, with such consultation with the Chief Executive Officer and other directors as the Lead Independent Director may deem appropriate and (11) perform such other duties as the Board from time to time may delegate. Mr. Alschuler currently is serving as the Lead Independent Director.

        Throughout the year, our Board discusses corporate governance practices with stockholders and third party advisers to ensure that the Board and its committees follow practices that are optimal for the Company and its stockholders while also delivering superior total return. As part of this process, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively, with independent directors meeting separately with outside counsel. The discussion with stockholders, as well as the evaluations, are the basis for the Board's annual review of possible changes to the Company's corporate governance practices. Our Governance Principles provide the flexibility for our Board to modify our leadership structure as the Board focuses on current trends in the corporate governance arena and Company performance.

Risk Oversight

        Our Board is responsible for overseeing the Company's risk management process. The Board focuses on the Company's general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

        The Board has delegated to the Audit Committee oversight of the Company's risk management process. Among its duties, the Audit Committee reviews with management (a) the Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company's system of disclosure controls and system of internal controls over financial reporting and (c) the Company's compliance with legal and regulatory requirements. The Audit Committee also is responsible for reviewing major legislative and regulatory developments that could have a material impact on the Company's contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        In addition, our Compensation Committee considers the risks to the Company's stockholders and to achievement of our goals that may be inherent in the Company's compensation program.

        The Company's management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

        We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This section of our proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative and quantitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers and places in perspective the data presented in the tables and narrative that follow.

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during our 2013 fiscal year, as well as the other individuals included in the "Summary Compensation Table" beginning on page 44, are referred to as the "named executive officers," or our "executives."

Stockholder Engagement; Executive Compensation Changes

        At our 2013 annual meeting of stockholders, a non-binding, advisory resolution, or "say-on-pay" resolution, approving the compensation paid to our named executive officers, as disclosed in our proxy statement for our 2013 annual meeting, was approved by a majority of the votes cast by our stockholders. Despite the fact that the core philosophy and design of our compensation programs remained materially consistent with prior years, and our TRS was approximately 17% in 2012, the percentage of votes cast in favor of the say-on-pay resolution decreased from more than 95% at our 2012 annual meeting to slightly more than a majority at our 2013 annual meeting. Accordingly, both before and after our 2013 annual meeting, the chairman of our Compensation Committee and Lead Independent Director held a series of meetings, in person or by teleconference, with institutional stockholders that beneficially own more than 55% of our outstanding common stock, including 13 of our largest stockholders. The purpose of these meetings was to explain our executive compensation programs and answer questions and receive feedback from these stockholders.

        In our meetings with stockholders, we had interactive discussions regarding all aspects of our executive compensation programs and our overall pay for performance philosophy. In particular, our discussions focused on the appropriate peer group for purposes of our executive compensation, our short-term and long-term objectives and the manner in which our compensation programs incentivize management to achieve these objectives, the structure of our Outperformance Plans and the manner in which they incentivize management to maximize our long-term TRS, and our use of equity-based compensation, including the alignment between management and our stockholders created by equity-based compensation. We also discussed the competitive landscape of the market in which we compete for investment opportunities and executive talent and our commitment to providing performance-based incentives that create a strong alignment of management and stockholder interests and attracting and retaining superior executive leadership in a market that is highly competitive for New York City commercial real estate management talent.

        In connection with this outreach effort and in response to the feedback we received, we made the following changes:

  •
  Formulaic Annual Cash Bonus Program.  We revised the structure of our annual incentive award program, as described in more detail below, to provide that annual cash bonuses to our top three named executive officers will have a direct link to the achievement of specific goals determined in advance.

  •
  NYC-Peer Group.  Working with our compensation consultants, we have developed a new, New York City focused peer group that better reflects the companies that we compete with for both business opportunities and executive talent and provides investors with a more appropriate point of comparison for executive compensation.

  •
  OPP Disclosure.  We have enhanced the disclosure of the structure of our Outperformance Plans to highlight (i) the rigor of the performance goals included in these plans, (ii) the long-term nature of these plans and (iii) the manner in which these plans create a strong alignment of management and stockholder interests.

Formulaic Annual Cash Bonus Program

        Based in part on the feedback we received in connection with our outreach efforts relating to executive compensation, our Compensation Committee decided to revise the structure of our annual incentive award program to provide that a significant portion of the annual cash bonuses to our top three named executive officers will be directly linked to the achievement of specific goals determined in advance. Pursuant to our new annual cash bonus program, we have established specific threshold, target and maximum performance goals pursuant to which each of Messrs. Holliday, Green and Mathias will have the opportunity to earn an annual cash bonus equal to the following percentages of his base salary (with linear interpolation used to determine the percentage earned for performance that falls between threshold, target and/or maximum):

Executive	Threshold	Target	Maximum
Marc Holliday	100%	200%	300%
Stephen Green	100%	175%	250%
Andrew Mathias	100%	175%	250%

        Sixty percent of the annual cash bonuses will be determined in a formulaic manner based on our levels of achieving the following specific criteria, weighted in the manner set forth below:

Performance Criteria	2014 Weighting Levels
Core FFO per share	10.0%
Annual square footage of Manhattan leases signed	10.0%
Same-store Manhattan portfolio occupancy	5.0%
Mark-to-market on signed Manhattan leases	5.0%
Same-store cash NOI growth	5.0%
Dividend rate	10.0%
Relative TRS for 2014	7.5%
Absolute TRS for 2014	7.5%

        The remaining 40% will be determined by our Compensation Committee based on specific financial and operational achievements, but will not be determined in a formulaic manner. Examples of these achievements are as follows:

  •
  Volume of acquisitions, dispositions, joint venture activity, and structured finance originations or secondary market activity;

  •
  Capital gains realized on asset sales;

  •
  Increase in unencumbered asset base;

  •
  Reduction in debt to EBITDA ratio;

  •
  Capital market activity including joint ventures, secured financings, equity offerings and corporate financings; and

  •
  Execution of development and redevelopment projects.

        For 2014, we have permitted Messrs. Holliday, Green and Mathias to elect to receive LTIP units in lieu of any cash bonus earned under our annual cash bonus program. The number of LTIP units to be issued will be based on the closing price of our common stock on the date on which our Compensation Committee determines the amount of the cash bonus that was earned or another date selected by our Compensation Committee within 15 days thereafter. The LTIP units will be vested upon grant, but will be subject to a no-sell restriction until two years after the date they were granted.

        In addition to our annual cash bonus program, we will also continue to retain an annual equity bonus program for our named executive officers as part of our overall annual incentive award program.

Executive Summary

Company Overview

        SL Green Realty Corp., New York City's largest commercial landlord, is a fully integrated REIT that is focused primarily on acquiring, managing and maximizing the value of Manhattan commercial properties. Our primary business objective is to maximize total return to our stockholders, or TRS, through growth in earnings, primarily measured in funds from operations and asset value appreciation. Our core business is the ownership of high quality office buildings that are strategically located in close proximity to midtown Manhattan's primary commuter stations. The commercial real estate expertise resulting from owning, operating, investing and lending in Manhattan for over 33 years has also enabled us to invest in a collection of premier retail properties, selected multifamily residential assets, and high quality debt and preferred equity investments.

        We are led by a strong, experienced management team skilled in all aspects of property ownership and management including investment, leasing, operations, capital improvements, development, financing, construction and maintenance. Marc Holliday has served as our Chief Executive Officer since January 2004, a period over which our enterprise value grew from $4.6 billion to $18.4 billion through December 31, 2013, an increase of 299%. Mr. Holliday brings extensive experience and expertise in real estate and finance to our Company, which is critical to the successful operation of our business. Under Mr. Holliday's leadership, we have achieved a market leading position in New York City, building upon our growth prior to 2004 under the leadership of our founder and current chairman, Stephen L. Green.

        Critical to our success is the high level, highly skilled and expert management team developed during Mr. Holliday's tenure. We believe that having the best people is the foundation of a successful business. The results achieved by our management team are proof of this and our team is recognized as one of the top real estate management teams in New York City.

Superior Long-Term TRS Performance

        The effectiveness of our pay for performance compensation program is evidenced by a high degree of alignment of management and stockholder interests that has been fostered over many years and which has contributed to our superior long-term TRS performance. The following graphs show our long-term TRS performance compared to industry indices over periods of up to fifteen years ended December 31, 2013 (based on publicly available data):

Low Overall G&A Expense

        We are dedicated to running an efficient organization, as illustrated by our general and administrative expense, which is well below the average and median of comparable peers within our New York City peer group(1) both as a percentage of total assets and as a percentage of total revenues:

	G&A Expense as a Percentage of Total Assets
	2010	2011	2012	2013
Average	1.11%	1.17%	1.17%	1.27%
Median	0.80%	0.81%	0.79%	0.84%
SL Green Realty Corp	0.59%	0.52%	0.50%	0.50%

	G&A Expense as a Percentage of Total Revenues
	2010	2011	2012	2013
Average	9.99%	13.76%	10.22%	10.05%
Median	6.96%	6.97%	7.76%	6.92%
SL Green Realty Corp	5.57%	5.43%	5.13%	4.97%

Strong Operating and Financial Performance

        In 2013, we continued to successfully execute our strategy of generating strong returns through operating and leasing activity, real estate investment activity, debt and preferred equity investment activity and financing and capital activity, and continuing to grow our business. The following are notable operational and financial achievements during 2013:

  •
  funds from operations ("FFO") of $5.16 per diluted share, which greatly exceeded our initial guidance for 2013 of $4.90 to $5.00 per diluted share;

  •
  the execution of approximately 5.2 million square feet of office leases in Manhattan, representing the highest square footage of leases executed by us in a single year, at a mark-to-market of more than 9.5% higher than the previously fully escalated rents on the same office spaces;

  •
  same-store cash net operating income growth of approximately $20.4 million, or 3.0%, as compared to the prior year;

  •
  an increase in the quarterly dividend on our common stock by 52%, from $0.33 per share to $0.50 per share; and

  •
  strong investment performance, with over $800 million of investments in residential and retail properties and over $400 million of dispositions.

        Refer to pages 62-63 of our Annual Report on Form 10-K for the year ended December 31, 2013 for a reconciliation of FFO to net income attributable to our common stockholders and information regarding our use of FFO. Refer to Appendix A to this proxy statement for a reconciliation of operating income and combined same-store cash net operating income for the years ended December 31, 2013 and 2012 and information regarding our use of these financial measures.

(1)
Companies used for comparison in G&A expense analysis include: Alexandria Real Estate Equities, Inc., Annaly Capital Management, Inc., Boston Properties, Inc., General Growth Properties, Inc., iStar Financial, NorthStar Realty Finance Corporation, Starwood Hotels & Resorts Worldwide, Inc. and Vornado Realty Trust.

Compensation Decisions

        In light of the performance factors discussed and keeping with our strong pay-for-performance philosophy, the following actions were taken during or shortly after fiscal year 2013:

  •
  Total direct annual compensation for 2013 was paid to our named executive officers in amounts that were higher than 2012 levels. For our Chief Executive Officer, total direct annual compensation for 2013 equaled $7,904,000, which represented an approximately 12.1% increase over 2012. Our Compensation Committee determined that increasing total direct annual compensation levels for 2013 over 2012 levels was appropriate based on our significant operational and financial achievements for 2013, as highlighted above, as well as our superior TRS performance.

  •
  In 2013, in order to further align the interests of our named executive officers and our stockholders, we provided substantially all of our named executive officers' aggregate bonuses for 2013 in the form of equity awards that include a two-year restriction on transfer.

  •
  In light of the continued long-term success that we have achieved, during 2013, we entered into a new three-year employment agreement with our Chief Executive Officer to extend his term. We also entered into new long-term employment agreements with each of our President and Chief Legal Officer.

Compensation Practices

        Our compensation programs for our named executive officers also feature the following practices:

  •
  Robust stock ownership guidelines, requiring our Chief Executive Officer to own equity interests equal to or greater than eight times his base salary and each of our other named executive officers to own equity interests equal to or greater than six times such officer's base salary;

  •
  Clawback policy with respect to incentive payments;

  •
  Formal anti-hedging policy;

  •
  Double trigger provisions for cash severance in connection with a change in control;

  •
  No excise tax gross-up provisions;

  •
  No dividends or distributions paid on unearned equity awards subject to performance-based vesting; and

  •
  Prohibition on repricing of stock options.

Objectives of Our Compensation Program

        Our Compensation Committee has adopted an executive compensation philosophy designed to achieve the following objectives:

  •
  To provide performance-based incentives that create a strong alignment of management and stockholder interests;

  •
  To attract and retain leadership in a market that is highly competitive for New York City commercial real estate management talent; and

  •
  To achieve an appropriate balance between risk and reward in our compensation programs that does not create incentives for unnecessary or excessive risk taking.

        In order to reach these goals, our Compensation Committee, in consultation with our Chief Executive Officer and our Compensation Committee's independent compensation consultant, has adopted executive compensation practices that follow a pay-for-performance philosophy. Our primary business objective of maximizing TRS through growth in FFO while seeking appreciation in the value of our investment properties demands a long-term focus. Our executive compensation programs, therefore, both currently and historically, have been based heavily on the achievement of both annual and multi-year performance measures.

        A substantial portion of the named executive officers' compensation has been provided in the form of equity subject to significant back-ended vesting requirements and/or holding ("no-sell") requirements. These equity incentives were designed in order to (i) ensure that management maintains a long-term focus that serves the best interests of stockholders and (ii) attract, retain and motivate an experienced and talented executive management team in the highly competitive New York City commercial real estate market.

How We Determine Executive Compensation

        Our Compensation Committee determines compensation for our named executive officers and is comprised of three of our independent directors, John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy. Our Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our executives pursuant to the 2005 Plan. Our Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on our website at http://www.slgreen.com.

        Our Compensation Committee has retained Gressle & McGinley LLC as its independent outside compensation consulting firm and has engaged Gressle & McGinley LLC to provide our Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Gressle & McGinley LLC regularly participates in Compensation Committee meetings. Our Compensation Committee has the authority to replace Gressle & McGinley LLC as its independent outside compensation consultant or hire additional consultants at any time. Gressle & McGinley LLC does not provide any additional services to our Compensation Committee and does not provide any services to the Company other than to our Compensation Committee.

        With respect to the compensation of our named executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding total compensation for the other named executive officers and reviews his recommendations regarding total compensation, the allocation of this compensation among base salary, annual bonus amounts and other long-term incentive compensation, as well as the portion of overall compensation to be provided in cash or equity. Our Chairman also advises our Compensation Committee on these matters as they pertain to the compensation of our Chief Executive Officer. FTI Consulting, Inc. ("FTI Consulting") is retained by our management as a general business advisor and provides services to the Company in a number of areas, including compensation. FTI Consulting, which has relationships with certain officers of the Company, provides market data to our Chief Executive Officer and Chairman, which they review when considering their compensation recommendations. The recommendations with respect to compensation are formulated by our Chief Executive Officer and Chairman and are communicated to our Compensation Committee by them. Our Compensation Committee is also provided with the market data compiled by FTI Consulting. The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer.

        Our Compensation Committee, in analyzing the recommendations from the Chief Executive Officer and Chairman, also receives and reviews market and industry materials and data provided by the Committee's independent compensation consulting firm, Gressle & McGinley LLC, as well as the compensation analysis and recommendations provided by that firm. Our Compensation Committee has independently retained Gressle & McGinley LLC. Their sole role is as an independent consulting firm to advise our Compensation Committee with respect to the compensation of our named executive officers. The ultimate determination of total compensation and the elements that comprise that total compensation is made solely by our Compensation Committee.

        Our Compensation Committee meets during the year to evaluate executive performance, to monitor market conditions in light of our goals and objectives, to solicit input from our independent compensation consultant on market practices, including peer group pay practices and new developments, and to review our executive compensation practices. As part of these meetings, in formulation of its executive compensation policies and practices for 2013, our Compensation Committee reviewed then-existing policies of certain of our institutional investors, Institutional Shareholder Services ("ISS"), Glass Lewis and other governance groups, as well as feedback provided by such groups in prior year proxy research reports. Our Compensation Committee is currently engaged with stockholders, as discussed above, and annually reviews our executive compensation policies and practices to ensure that such policies are in line with current market practices and stockholders' best interests. Our Compensation Committee makes regular reports to the Board.

        Our named executive officers' compensation and performance for 2013 was evaluated on both an absolute basis and by reference to a "peer group". As mentioned above, the formulation of our peer group was re-evaluated for 2013 in response to stockholder feedback; our 2013 peer group is representative of the New York City real estate marketplace in which we conduct substantially all of our business, which is one of the most competitive in the world from both a business and compensation perspective.

        We maintain the belief that to be successful and competitive in the demanding New York City office real estate market requires having a highly talented management team and a compensation program structured to attract, retain and motivate top executives in one of the most expensive cities in the world. In the case of our Company, anything other than a comparable New York City peer group will not allow for an appropriate comparative analysis of our business performance in its operating market and its compensation program, given the unique characteristics of the New York City market and the prevalence of non-public direct competitors.

2013 Peer Group Determination

        In 2013, our Compensation Committee undertook a detailed comprehensive review of the Company's existing 2012 peer group with the goal of establishing a more tailored peer group. As a guiding principle, our Compensation Committee and the Board unanimously agreed that our compensation peer group should primarily consist of companies in the same business line as SLG (primarily office and finance), and be located and operating within New York City. The newly revised 2013 compensation peer group accomplishes those goals in line with our Compensation Committee's commitment to develop a more accurate compensation peer group of both business and executive comparable peers operating within the unique New York City market.

        Our direct New York City competitors, both in terms of the real estate business and talent, are not limited to other public companies doing business in New York City but rather also consist of top performing hedge funds, international investors, large private firms and others that may have equal or greater financial resources, including access to cost efficient capital, including:

• Alexandria Real Estate Equities, Inc.	• Hines
• American Capital, Ltd.	• iStar Financial
• Angelo, Gordon & Co.	• Jamestown Properties
• Annaly Capital Management, Inc.	• KKR & Co. L.P.
• Apollo Global Management, LLC	• Morgan Stanley Real Estate Funds
• Beacon Capital Partners	• NorthStar Realty Finance Corp.
• Blackstone Group, L.P	• Och-Ziff Capital Management Group
• Boston Properties, Inc.	• Paramount Group, Inc.
• Brookfield Office Properties, Inc.	• RXR Realty
• Cerberus Capital Management, L.P.	• Starwood Hotels & Resorts Worldwide, Inc.
• Forest City Ratner Companies	• The Related Companies L.P.
• Fortress Investment Group LLC	• Tishman Speyer
• General Growth Properties, Inc.	• Vornado Realty Trust

        Our New York City focused peer companies, as detailed above, are companies with whom we regularly compete for investment opportunities and executive talent. Many of these companies are either private or a hybrid of private and public, resulting in their not disclosing their executive compensation levels. Given the lack of published compensation data for private companies, these companies have not been included in our selected compensation peer group. However, based on our understanding of the New York City market and on input from our compensation consultants (who are active within the New York City real estate and compensation market), we believe that the compensation levels of these additional New York City peer group companies are also in line with those of our New York City focused peer group.

        Our selected compensation peer group for 2013 consists of the following twelve companies for which we were able to compare publicly available data:

• Alexandria Real Estate Equities, Inc.	• Fortress Investment Group LLC
• American Capital, Ltd.	• General Growth Properties, Inc.
• Annaly Capital Management, Inc.	• iStar Financial
• Apollo Global Management, LLC	• NorthStar Realty Finance Corp.
• Blackstone Group, L.P	• Starwood Hotels & Resorts Worldwide, Inc.
• Boston Properties, Inc.	• Vornado Realty Trust

        In analyzing our Chief Executive Officer's total compensation for 2013, our Compensation Committee reviewed an analysis of total compensation for 2012 paid to the chief executive officer or comparable real estate principal for each company in our selected compensation peer group, which was prepared by our compensation consultants based on publicly available information. Several of these companies are private equity firms where a substantial portion of executives' total compensation is paid in the form of distributions. Our Compensation Committee considered total compensation information from these peer companies that included the amount of distributions received by these executives, where such amounts could be obtained from publicly available information. Our Compensation Committee did not target a particular percentile for our Chief Executive Officer's total compensation for 2013, but did use this analysis to confirm that our Chief Executive Officer's total compensation for 2013 was within an appropriate range of the total compensation received by the chief executive officers or comparable real estate principals of these peers, considering relative size and performance. With respect to size, we ranked at or slightly below the median of these peers with respect to common equity market capitalization, total assets and total revenue.

Analysis of Risk Associated with Our Executive Compensation Plans

        In setting compensation, we also consider the risks to our stockholders and to achievement of our goals that may be inherent in the compensation program. We concluded that it is not reasonably likely that our compensation policies and practices will have a material adverse effect on us.

        Although a significant portion of our executive's compensation is performance-based and "at-risk," we believe our executive compensation plans are appropriately structured and do not pose a material risk to the Company. We considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

  •
  We evaluate performance based upon the achievement of a variety of business objectives and goals including, by way of example, strength of our balance sheet, FFO growth, occupancy and leasing rates, TRS performance (both on an absolute and relative basis) and completion of successful debt and equity offerings, that we believe correlate to long-term creation of stockholder value and that are affected by management decisions;

  •
  We have adopted a balanced approach to equity compensation that incorporates the use of various stock-based compensation vehicles, including time-based full value equity awards and performance-based equity awards. By utilizing a balanced equity compensation mix comprised of several different types of stock-based compensation vehicles, including time-based full value equity awards that retain value even in a depressed market, we lessen the likelihood that executives will take unreasonable risks to keep their stock awards "in-the-money," as may be the case with equity compensation programs that rely solely on leveraged market-based equity compensation vehicles such as stock options;

  •
  We provide a significant portion of long-term incentive compensation in the form of Long-Term Incentive Awards, such as awards that may be earned under our 2011 Outperformance Plan. The amounts that ultimately may be earned under this program are tied to how we perform over a three-year period, which focuses management on sustaining our long-term performance;

  •
  We structure payouts under our performance-based awards based on achieving a minimum level of performance, so that some compensation is awarded at levels below full target achievement rather than an "all-or-nothing" approach;

  •
  We consider non-financial and other qualitative performance factors in determining actual compensation payouts;

  •
  We provide a significant portion of each executive's annual compensation in the form of stock-based compensation, which results in our executives having built sizable holdings of equity in the Company (which executives are required to maintain sizable holdings of equity in the Company under the terms of our stock ownership guidelines implemented in 2011), which aligns an appropriate portion of their personal wealth to our long-term performance; and

  •
  We have adopted a policy for recoupment of incentive payments made to our executives, including our named executive officers, if payment was based on having met or exceeded performance expectations during a period of fraudulent activity for which the executive is responsible.

        In conclusion, our executive compensation program is structured so that (i) we avoid the type of disproportionately large short-term incentives that could encourage executives to take risks that may not be in our long-term interests, (ii) we provide incentives to manage the Company for long-term performance, (iii) we have adopted a policy for recoupment of incentive payments under certain circumstances and (iv) a significant amount of the wealth of our executives is tied to our long-term success. We believe this combination of factors encourages our executives to manage the Company in a prudent manner.

What Our Compensation Program is Designed to Reward

        Our executive compensation program rewards the achievement of both annual and long-term goals of both the Company and the individual executive. Our Compensation Committee evaluates performance on an absolute basis against financial and other operating measures, as well as on a relative basis by comparing our performance against other New York City office competitors and against REITs and the real estate industry generally.

        A substantial portion of the compensation granted by our Compensation Committee to our Chief Executive Officer and other named executive officers is performance-based and paid in the form of equity grants in lieu of cash. Most equity awards are subject to long-term vesting and/or restrictions against sale for periods of time after being awarded to named executive officers. For example, with respect to our Chief Executive Officer pay in 2013, calculated consistent with the Summary Compensation Table:

  •
  Approximately 82% of total compensation was paid in equity

  •
  Approximately 85% of the discretionary bonus was paid in equity with 2-year no-sell requirements attached

  •
  Approximately 87% of total compensation was performance-based tied to operational and/or stock price achievement

  •
  Approximately 79% of total compensation had time-based vesting and/or no-sell requirements to address retention

        As noted above, our Compensation Committee has designed our executive compensation program to achieve the following objectives: (i) to provide performance-based incentives to align management and stockholder interests, (ii) to attract and retain leadership talent in the New York City real estate market that is highly competitive and is comprised of other publicly-traded REITs, private real estate operating companies, opportunity funds and sovereign wealth funds, among others, and (iii) to ensure that our executive compensation programs do not encourage unnecessary or excessive risk taking. Our compensation program rewards the achievement of annual, long-term and strategic goals of both the Company and the individual executive. Our Compensation Committee evaluates performance on an absolute basis against financial and other measures, as well as on a relative basis by comparing our performance against other office REITs and against the REIT and real estate industry generally. Comparative performance is an important metric since market conditions may affect the ability to meet specific performance criteria. Historically, our Compensation Committee has structured our compensation program so that half or more of the total compensation provided to our named executive officers has been provided in the form of equity incentive compensation based on our performance. Our equity awards have taken the form of incentive awards under our 2011 Outperformance Plan, our 2010 Notional Unit Plan, 2006 Outperformance Plan, 2005 Outperformance Plan and 2003 Outperformance Plan, which we refer to, collectively, as our Outperformance Plans, multi-year equity awards in connection with new or extended employment agreements, a portion of which may only be earned based on the attainment of select performance hurdles over a multi-year period, and equity bonuses awarded in respect of prior year performance. The remainder of total compensation is primarily paid in cash. To address our retention objective, a substantial portion of long-term performance-based awards have time-based vesting requirements with significant back-end vesting after the award has been earned.

Elements of Our Compensation Program

        Our named executive officers' compensation currently has three primary components:

  •
  annual base salary;

  •
  annual incentive awards, which include cash and equity bonuses; and

  •
  long-term equity incentives, which include stock options, restricted stock, restricted stock units and LTIP units, which may be granted pursuant to an employment agreement or our Outperformance Plans.

        The overall levels of compensation as well as the allocation between these elements are determined by our Compensation Committee based upon an analysis of our performance during the year. Historically, our compensation has been divided among base salary, cash and equity bonuses, multi-year equity awards in connection with new or extended employment agreements, and multi-year awards under our Outperformance Plans. Multi-year equity awards under our Outperformance Plans and in connection with new or extended employment agreements are designed to align management's focus and stockholder interest and to provide incentives for each executive to successfully implement our long-term strategic goals. Our named executive officers have historically received a substantial portion of their compensation in the form of equity of the Company.

        In addition to the aforementioned elements of our compensation program that currently are applicable to each of our named executive officers, Messrs. Holliday, Green and Mathias receive an annual contributions of deferred notional stock units that are subject to vesting based on continued employment during the year and are only paid upon termination of employment or a change in control. By tying the value of the deferred notional units to the future value of the Company, the deferred compensation program further aids in establishing alignment of management and stockholder interests and ensuring the executives remain focused on long-term stockholder value creation. See "Potential Payments Upon Termination or Change-in-Control" beginning on page     for additional details.

Why We Chose Each Element and How Each Element Fits into Our Overall Compensation Objectives

        We view the various components of compensation as related but distinct. Our Compensation Committee designs total executive compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our named executive officers and our stockholders. Each of our named executive officers has an employment agreement with us, which is described under "Potential Payments Upon Termination or Change of Control."

        Annual Base Salary.    Our Compensation Committee has determined that we should provide our named executive officers' annual base salaries to compensate them for services rendered during the fiscal year. Base salaries are established at levels intended to reflect the scope of each executive's duties and responsibilities and further take into account the competitive market compensation paid by other companies for similar positions. We intentionally structure an executive's annual base salary to be a relatively low percentage of total compensation. In 2013, Messrs. Holliday and Levine received base salary increases in conjunction with negotiations for their respective employment agreements.

Executive	2012 Base Salary	2013 Base Salary	% Change
Marc Holliday	$1,000,000	$1,050,000	5.00%
Stephen Green	$750,000	$750,000	0.00%
Andrew Mathias	$750,000	$750,000	0.00%
James Mead	$500,000	$500,000	0.00%
Andrew Levine	$450,000	$475,000	5.56%

        Annual Incentive Awards.    Annual incentive awards are provided in the form of cash bonuses and equity awards designed to focus a named executive officer on achieving key corporate financial objectives to motivate certain desired individual behaviors and to reward substantial achievement of these objectives and individual goals. Our Compensation Committee did not set specific fixed targets that entitle the executive officers to formulaic bonuses in 2013. As described above, based in part on the feedback we received in connection with our outreach efforts relating to executive compensation, our Compensation Committee decided to revise the structure of our annual incentive award program to provide that a significant portion of the annual cash bonuses to our top three named executive officers will be directly linked to the achievement of specific goals determined in advance. Although our Compensation Committee made this decision after the structure of our annual incentive award program for 2013 had already been established, our Compensation Committee did analyze the annual incentive awards for Messrs. Holliday, Green and Mathias for 2013 based on the metrics that are being utilized for the formulaic component of annual cash bonuses for 2014 and take such analysis into account in determining the amount of the annual incentive awards for 2013. For a discussion of 2013 annual incentive awards, see "Measuring 2013 Performance."

        Long-Term Equity Incentives.    Long-term equity incentives have been provided to our named executive officers through the grant of stock options, restricted stock, restricted stock units and/or LTIP units pursuant to our Outperformance Plans and in connection with new or extended employment agreements or the provisions of such agreements, and the majority of these awards have included performance-based vesting hurdles that must be met in order for recipients to earn them. All of the equity awards granted pursuant to our Outperformance Plans have been subject to performance-based vesting hurdles based on TRS or stock price appreciation over a multi-year period, subject to potential acceleration in some circumstances. In addition, a majority of the total equity awards that we granted to Messrs. Holliday, Mathias, Mead and Levine (or are required to grant in order to avoid causing Good Reason to exist) in connection with new or extended employment agreements that we entered into during 2013 were or will be subject to the achievement of performance-based vesting hurdles. In addition to the performance-based vesting hurdles, generally, all of these equity awards have additional time-based vesting provisions, generally three to five years in the aggregate with principally back-end vesting for awards under our Outperformance Plans, based on continued employment that act as a retention device and provide a strong incentive to the executives to increase stockholder value during the vesting period. The awards also contain forfeiture provisions, which result in immediate cancellation of the award if the executive voluntarily leaves or is terminated with cause. The grant of equity awards links a named executive officer's compensation and net worth directly to the performance of our stock price as well as the achievement of other performance-based vesting hurdles in some cases, which encourages our named executive officers to make decisions with an ownership mentality.

        One of the main components of our long-term incentives is our Outperformance Plans. The structure of our Outperformance Plans can provide value to our executives based on the amount of stockholder value created by the Company over a multi-year period above specified hurdles as measured by TRS. These plans are directly aligned with long-term stockholder interests as they allow our executives to share in the value that they create above a specific defined return to our stockholders. Historically, we have provided a meaningful percentage of our executives' total compensation in the form of Outperformance Plans because they provide significant stockholder benefits, including (i) requiring us to provide stockholders with a predefined minimum return (consisting of share price appreciation and dividends) before executives are entitled to any compensation, meaning that merely achieving the minimum hurdle does not earn our executives any award, and (ii) being payable in long-term vesting equity as the plans typically measure performance over a three-year period and contain additional years of time-based vesting beyond the performance period. We anticipate continuing to utilize these types of plans as a significant component of our compensation program in the future.

        Equity awards under our 2011 Outperformance Plan were designed to compensate our named executive officers upon the attainment of certain goals with respect to TRS and to provide an incentive for executives to remain with the Company and focus on long-term stockholder value creation. Under our 2011 Outperformance Plan, the executives have the opportunity to earn LTIP units in our operating partnership, or LTIP units, contingent upon the extent to which, if at all, our TRS exceeds a threshold of 25% over a three-year performance period; provided that a portion of such awards are eligible to be earned after the first and second years of the performance period contingent upon the achievement of the maximum level of performance for 45 consecutive days.

        As illustrated below, our 2011 Outperformance Plan is structured so that no awards will be earned under our 2011 Outperformance Plan unless the aggregate total return to our stockholders during the three-year performance period exceeds $1.75 billion and maximum awards will only be earned if the aggregate total return equals or exceeds $2.6 billion.

        Upon the achievement of the designated performance thresholds, awards earned under our 2011 Outperformance Plan are further subject to time-based vesting requirements following the achievement of the performance thresholds. This creates, in the aggregate, up to a four-year retention period with respect to our executives who are participants in our 2011 Outperformance Plan. Even if the performance thresholds are achieved and awards are earned under our 2011 Outperformance Plan, until full vesting, the named executive officers continue to bear the same share price and total return risk as our stockholders. To date, no awards have been earned under our 2011 Outperformance Plan. Our 2011 Outperformance Plan was designed to be complementary to our 2010 Notional Unit Plan, as the baseline stock price for measuring performance under our 2011 Outperformance Plan exceeds the stock price at which maximum stock price appreciation would be achieved under our 2010 Notional Unit Plan. See "SL Green Realty Corp. 2011 Outperformance Plan" on page 48 for additional details concerning our 2011 Outperformance Plan.

        Dividends on performance-based awards accrue and are only paid to the executives if and when the performance metrics are met.

Pay-for-Performance

        As evidenced by examining our executive compensation programs over the past several years, the executive compensation philosophy adopted by our Compensation Committee demonstrates a pay-for-performance culture that ensures the alignment of management and stockholder interests. As a significant portion of the total compensation opportunities provided to our named executive officers are directly tied to stock price appreciation and TRS performance, we must achieve sustained long-term performance in order for such compensation opportunities to be realized.

        As further discussed below, we continued to demonstrate superior fundamental operating performance in 2013 and continued long-term multi-year TRS performance in the upper echelon of office REITs and the broader REIT industry. As a result, compensation determined by our Compensation Committee for 2013 resulted in total direct annual compensation levels for our named executive officers generally higher than 2012 levels, with equity compensation awards comprising a majority of total compensation for 2013.

Measuring 2013 Performance

        In 2013, we continued to demonstrate superior market performance at levels that outperformed the industry and also achieved outstanding operating performance; as a result, 2013 annual incentive award levels reflected this superior performance. Annual incentive awards generally demonstrated increases over 2012 amounts which had reflected strong performance in 2012. In 2013, domestic macroeconomic conditions continued the uptrend that began in prior years off of recessionary levels, with GDP marking another full year of growth and unemployment beginning to incrementally decline, albeit at a slower pace than many economists had anticipated. The business and operating environment nonetheless remained challenging during 2013, with events such as the continuing European sovereign debt crisis leading to uncertainty and periods of dislocations in the markets, and the U.S. and international financial services industry, which holds a significant presence and role in the New York City economy, confronting a myriad of headwinds that led to a series of layoffs across the sector. Notwithstanding the economic environment, we attained significant market and operational achievements in 2013. The following sets forth our actual results for 2013 compared to our initial FFO per share guidance for 2013 and the other specific company goals and objectives for 2013 that were initially presented at our investor day conference in December 2012:

2013 Goals and Objectives	2013 Results
FFO per share (initial guidance of $4.90-$5.00 per share)	$5.16 per share
1,800,000 square feet of Manhattan leases signed	5,186,894 sq. ft. signed
96.0% same-store Manhattan portfolio occupancy	96.6%
3-8% mark-to-market on signed Manhattan office leases	>9.5%
4% same-store cash NOI growth	3%
$750 million of acquisitions of office properties	$114 million
$400 million of dispositions	$457 million
$500 million of investments in residential and retail properties	$801 million
Sign retail anchors for 180 Broadway and 747 Madison	Signed retail anchors
$250 million increase in unencumbered asset base	$265 million
Dispose of at least one suburban asset	Sold four suburban assets
Dividend increase	52% increase
TRS in top 20% of office REIT peer group(2)	Highest TRS in peer group
Sign anchor tenant for 280 Park Avenue	Signed anchor tenant
Refinance $900 million mortgage on 1515 Broadway	Completed refinancing
Apply for special permit for One Vanderbilt	Rezoning delayed to 2014
Commence redevelopment projects (635/641 6th Avenue, 10 E 53rd Street and 180 Maiden)	Commenced redevelopment
Obtain Fitch upgrade to BB+ outlook: positive	Obtained upgrade

(2)
Includes Alexandria Real Estate Equities, Inc., Boston Properties, Inc., Digital Realty Trust, Inc., Douglas Emmet, Inc., Duke Realty Corporation, Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation and Vornado Realty Trust.

        In making 2013 year-end annual incentive award decisions, our Compensation Committee sought to find a balance between (i) acknowledging the significant operational achievements attained during the year, as highlighted above, (ii) ensuring that annual incentive award and total compensation amounts were in line with the prevailing market and adequate to address recruitment and retention needs in the competitive New York City commercial real estate markets where we actively compete for business opportunities and executive talent with other publicly-traded REITs, private real estate operating companies, opportunity funds and sovereign wealth funds, among others, (iii) continuing to ensure our compensation programs create shoulder-to-shoulder alignment of management and stockholder interests by appropriately rewarding our named executive officers for the attainment of performance achievements that drive long-term value creation and (iv) rewarding our superior short-term and long-term TRS performance. In addition, our Compensation Committee analyzed the annual incentive awards for Messrs. Holliday, Green and Mathias for 2013 based on the metrics that are being utilized for the formulaic component of annual cash bonuses for 2014 and took such analysis into account in determining the amount of the annual incentive awards for 2013. The differences in compensation awarded to our named executive officers are generally a function of the executive's position and authority, as well as the competitive landscape for executives in similar positions in the New York City commercial real estate industry. For 2013, our Compensation Committee approved the following aggregate annual incentive awards for the named executive officers:

Executive	2013 Cash Bonus	2013 Equity Bonus(1)		2013 Total Bonus
Marc Holliday	$100,000	$6,304,000		$6,404,000
Stephen Green	—	$4,000,000		$4,000,000
Andrew Mathias	—	$4,560,000		$4,560,000
James Mead	$800,000	$250,000		$1,050,000
Andrew Levine	—	$1,467,749	(2)	$1,467,749

(1)
Except as otherwise noted, equity bonuses reflect the dollar amounts used to determine the number of shares of common stock or LTIP units granted, as reduced by the accounting discount attributable to the terms of such awards.

(2)
Equity bonus amount for Mr. Levine includes (i) $75,000, representing an additional allocation under our 2011 Outperformance Plan pursuant to which up to $75,000 may be earned and (ii) stock options with a grant date value of $592,749, the value of which is solely based upon future share price appreciation from the date of grant.

Comparison of 2012-2013 Annual Incentive Awards

        The following table illustrates the percentage changes in 2013 annual incentive awards as compared with awards for 2012:

	2013 Bonus (Cash & Equity)(1)(2)	2012 Bonus (Cash & Equity)(1)(3)	% Change
Marc Holliday	$6,404,000	$5,600,000	14.36%
Stephen Green	$4,000,000	$4,160,000	-3.85%
Andrew Mathias	$4,560,000	$4,260,000	7.04%
James Mead	$1,050,000	$950,000	10.53%
Andrew Levine	$1,467,749	$932,500	57.40%

(1)
Except as otherwise noted, equity bonuses reflect the dollar amounts used to determine the number of shares of common stock or LTIP units granted, as reduced by the accounting discount attributable to the terms of such awards.

(2)
Equity bonus amount for Mr. Levine includes (i) $75,000, representing an additional allocation under our 2011 Outperformance Plan pursuant to which up to $75,000 may be earned and (ii) stock options with a grant date value of $592,749, the value of which is solely based upon future share price appreciation from the date of grant.

(3)
Equity bonus amounts for Mr. Levine and Mr. Mead include additional allocations of awards earned under our 2010 Notional Unit Plan of $100,000, respectively.

        As illustrated above, 2013 annual incentive award levels for our named executive officers were higher than 2012 levels in the aggregate. In 2013, we continued to demonstrate superior long-term market performance at levels that outperformed the industry and superior operating performance and, as a result, 2013 annual incentive award levels generally demonstrated increases over 2012 amounts. Additionally, in 2013, in order to further align the interests of our named equity officers and our stockholders, we provided substantially all of our named executive officers' aggregate annual incentive awards for 2013 in the form of equity awards. For 2013, we provided substantially all of the annual incentive awards for Messrs. Holliday, Green, Mathias and Levine and approximately 25% of the annual incentive award for Mr. Mead in the form of equity awards. For 2013, we provided all of the equity bonuses for our named executive officers in the form of LTIP units that may not be transferred until two years after the date they were granted (exclusive of Mr. Mead, who received common shares with no additional two-year vest, and the stock options and additional allocation in our 2011 Outperformance Plan granted to Mr. Levine). As a result of these restrictions, these equity awards will provide continuing alignment of our named executive officers with our stockholders as the ultimate value they may realize will continue to be linked to the future value of our common stock. Equity bonus amounts for Mr. Levine include an additional allocation of future potential awards to be earned under our 2011 Outperformance Plan of $75,000 and stock options with a grant date value of $592,749, the value of which is solely based upon future share price appreciation from the date of grant.

Comparison of 2011-2013 Total Direct Annual Compensation

        In order to provide our stockholders with an analysis of compensation directly attributable to a calendar year, we are including below, consistent with prior years, a Total Direct Annual Compensation Table. The Total Direct Annual Compensation Table enables a more meaningful year-over-year compensation comparison than the Summary Compensation Table presented beginning on page 44. The Total Direct Annual Compensation Table consists of (i) the actual salary paid for the year, (ii) the annual cash bonus awarded for the year irrespective of when such amounts were ultimately paid, (iii) the annual equity bonus awarded for the year irrespective of when such awards ultimately were granted, paid and/or vested and (iv) deferred compensation contributions made for the year. This table illustrates one of the analyses undertaken by our Compensation Committee in determining each element of our named executive officers' compensation for the particular year in light of such executive's performance during the year, and it further demonstrates the correlation between the executive's pay and overall company performance.

        The principal differences between the Total Direct Annual Compensation Table and the Summary Compensation Table, as presented beginning on page 44, are that, except as specifically noted below, (i) annual equity bonus is shown in the year to which such bonus relates based on the dollar amount on which equity bonuses were determined as reduced by the accounting discount attributable to the terms of such awards rather than showing the accounting grant date fair value in the year in which such grants were made as reflected in the Summary Compensation Table, and (ii) awards granted under long-term performance programs attributable to multi-year periods for which the ultimate value is unknown at the time of grant are excluded, rather than reflected at full grant-date accounting value as reflected in the Summary Compensation Table. Accordingly, the Summary Compensation Table, as presented beginning on page 44, includes the full grant date value of the portion of each executive's allocation in our 2011 Outperformance Plan awarded during the 2011-2013 period. The grant date value of each executive's allocation in our 2011 Outperformance Plan and 2010 Notional Unit Plan has been excluded from the Total Direct Annual Compensation Table, since our 2011 Outperformance Plan and 2010 Notional Unit Plan, other than those made as annual equity bonuses, represent long-term compensation programs that provide participants the opportunity to earn equity awards only if designated TRS or stock price appreciation thresholds are achieved over multi-year periods, such potential awards are not attributed to a singular year and the ultimate value of the Plans is not known at the time of grant.

        Additionally, we have paid signing bonuses or made equity awards in connection with new or extended employment agreements or the provisions of such agreements. Our Compensation Committee evaluates such awards in its process of determining annual compensation levels for the named executive officers. However, since these awards are granted for retention purposes over a multi-year period and are not attributed to service or performance for a particular year, they have been excluded from the below table, rather than reflected at full grant-date value in the year they were issued as in the Summary Compensation Table. For a detailed description of equity and cash compensation awards issued in connection with new or materially amended executive employment agreements that are currently in effect, please see the "Potential Payments Upon Termination or Change-in-Control" section below beginning on page 50.

Name	Year	Salary	Cash Bonus	Equity Bonus(1)(2)(3)	Annual Deferred Compensation Contributions	Total Direct Annual Compensation(4)
Marc Holliday	2013	$1,050,000	$100,000	$6,304,000	$450,000	$7,904,000
	2012	$1,000,000	$2,000,000	$3,600,000	$450,000	$7,050,000
	2011	$1,000,000	$2,000,000	$3,280,000	$450,000	$6,730,000
Stephen Green	2013	$750,000	—	$4,000,000	$150,000	$4,900,000
	2012	$750,000	$2,000,000	$2,160,000	$150,000	$5,060,000
	2011	$750,000	$1,500,000	$2,320,000	$150,000	$4,720,000
Andrew Mathias	2013	$750,000	—	$4,560,000	$350,000	$5,660,000
	2012	$750,000	$2,500,000	$1,760,000	$350,000	$5,360,000
	2011	$750,000	$1,750,000	$2,120,000	$350,000	$4,970,000
James Mead	2013	$500,000	$800,000	$250,000	$—	$1,550,000
	2012	$500,000	$750,000	$200,000	$—	$1,450,000
	2011	$500,000	$650,000	$104,768	$—	$1,254,768
Andrew Levine	2013	$475,000	—	$1,467,749	$—	$1,942,749
	2012	$450,000	$462,500	$470,000	$—	$1,382,500
	2011	$450,000	$850,000	$157,152	$—	$1,457,152

(1)
Except as otherwise noted, equity bonuses reflect the dollar amounts used to determine the number of shares of common stock or LTIP units granted, as reduced by the accounting discount attributable to the terms of such awards.

(2)
Equity bonus amount for Mr. Levine for 2013 includes (i) $75,000, representing an additional allocation under our 2011 Outperformance Plan pursuant to which up to $75,000 may be earned and (ii) stock options with a grant date value of $592,749, the value of which is solely based upon future share price appreciation from the date of grant.

(3)
Equity bonus amounts for Mr. Levine and Mr. Mead include additional allocations of awards earned under our 2010 Notional Unit Plan of $100,000, respectively.

(4)
Does not include the value of certain perquisites, including matching contributions with respect to amounts deferred by our named executive officers under our 401(k) plan or automobile benefits provided to Messrs. Green and Holliday.

Employment Agreements

        We have employment agreements with all of our named executive officers that set forth, among other things, each executive's base salary, annual deferred compensation contributions, if applicable, and non-competition and non-solicitation obligations and our severance obligations in connection with a termination of the executive's employment during the term. We entered into new employment agreements with Messrs. Holliday, Mathias, Mead and Levine in 2013, which superseded their previous employment agreements. In connection with these new employment agreements we granted equity awards to Messrs. Mathias, Mead and Levine on the effective date of each such agreement. In addition, under our employment agreements with Messrs. Holliday and Mathias, we agreed that Good Reason will exist, which would allow the executive to terminate his employment with us and receive severance payments and benefits, if we do not make specified equity award grants to the executive prior to fixed dates during the term of employment. These provisions were included instead of making long-term grants at the time the agreement was entered into, in part, in order to avoid the distortion in measuring annual compensation that otherwise might have occurred if these grants were all made in the year in which we entered into the agreements. These equity awards are primarily performance-

based, and we believe will serve to better align each executive's interests with those of our stockholders over the full terms of the agreements. Prior to entering into the new employment agreement with Mr. Holliday, we also made a cash retention payment to Mr. Holliday of $1,000,000 and granted Mr. Holliday options to purchase 200,000 shares of our common stock in connection with the automatic renewal of the term of his prior employment agreement and as part of the process pursuant to which we entered into the new employment agreement with Mr. Holliday. One-third of the total shares subject to the options vested or will vest on each of January 17, 2014, 2015 and 2016, respectively, subject, in each case, to continued employment. One-half of the options are scheduled to expire after five years with the remainder expiring after ten years. Prior to entering into the new employment agreement with Mr. Levine, we similarly made a cash retention payment to Mr. Levine of $100,000 in connection with the automatic renewal of the term of his prior employment agreement and as part of the process pursuant to which we entered into the new employment agreement with Mr. Levine.

        All of the employment agreements with our named executive officers, among other things, provide for severance payments and benefits and acceleration of equity awards in connection with certain qualified terminations. In return, each of our named executive officers has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. For each of our executives, we believe that because the severance level is negotiated up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance. We also believe that providing pre-negotiated severance benefits for all of our executives in the event they are terminated without cause or terminate their employment for good reason following a change in control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change in control transaction following which one or more of our executives may be expected to be terminated. See "Executive Compensation—Potential Payments Upon Termination or Change-in-Control" for a summary of the employment agreements with our named executive officers.

Employee Benefits

        We have a 401(k) Savings/Retirement Plan, or our 401(k) Plan, to cover eligible employees of ours and of any designated affiliate. Our 401(k) Plan permits eligible employees to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "IRC"). The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We do not provide our named executive officers with a supplemental pension or any other retirement benefits that are in addition to the 401(k) benefits provided generally to our employees.

Perquisites and Other Personal Benefits

        We do not provide significant perquisites or personal benefits to our named executive officers, except that we reimburse our Chief Executive Officer and our Chairman for costs associated with automobiles they lease for personal use. Additionally, we provide our Chairman with a full-time driver, our President with reimbursement for certain car service usage and our Chief Executive Officer receives certain insurance benefits. The costs of these benefits constitute only a small percentage of the applicable executive's compensation.

Clawback Policy

        The Board has adopted a clawback policy under which any incentive payments made to a named executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity for which such executive is found personally responsible may be recouped by the Company.

Anti-hedging Policy

        The Board has adopted a policy prohibiting all of our executive officers and directors from engaging in hedging transactions with respect to our securities. Pursuant to this policy, our executive officers and directors may not engage in hedging transactions with respect to our securities (including, without limitation, partnership interests in our operating partnership) through puts, calls, covered calls, synthetic purchases, collars, other derivative securities of the Company or otherwise at any time. Prior to the adoption of this policy, none of our executive officers or directors were engaging in any hedging transactions with respect to our securities, and this policy was adopted to formally reflect the practices that our executive officers and directors had already been observing.

Executive and Director Stock Ownership Guidelines

        In December 2011, in connection with our Compensation Committee's monitoring and review of evolving "best practices," including an assessment of the feedback provided by proxy advisory firms ISS and Glass Lewis in their 2011 proxy research reports, and in furtherance of our Compensation Committee's ongoing efforts to foster an ownership culture among our senior leadership team, we adopted stock ownership guidelines for our named executive officers and independent directors. Pursuant to the guidelines, our Chief Executive Officer is required to hold equity interests in the Company or its operating partnership having a market value equal to or greater than a multiple of eight times such officer's annual base salary, our other named executive officers are required to hold equity interests having a market value equal to or greater than a multiple of six times each such officer's base salary, and our independent directors are required to hold a number of shares of Company stock having a market value equal to or greater than three times their annual retainer. Named executive officers and directors have three years from the date of adoption of the guidelines to attain compliance with the stock ownership requirements, or in the case of a new named executive officer or independent director, three years from the commencement of their employment or election to the Board.

Other Matters

        Tax Treatment.    Our Compensation Committee reviews and considers the tax efficiency of executive compensation as part of its decision-making process. Section 162(m) of the IRC generally limits the deductibility of compensation over $1 million to a corporation's named executive officers. We are a real estate investment trust and therefore generally does not pay income taxes. In addition, our named executive officers provide most of their services to our operating partnership. We have received a private letter ruling from the Internal Revenue Service to the effect that the deduction limitation of Section 162(m) does not apply with respect to compensation to our named executive officers for services rendered to our operating partnership. As a result, the amounts and form of compensation that we provide to our named executive officers is not materially impacted by Section 162(m) of the IRC.

        LTIP units.    Under our 2010 Notional Unit Plan as well our 2011 and 2005 Outperformance Plans, in lieu of issuing shares of restricted stock, we issued a separate class of units of limited partnership interest in our operating partnership, which we refer to as LTIP units. We also used LTIP units for the equity bonuses that we granted to our named executive officers for 2013 and as equity awards granted in connection with new or extended employment agreements or the provisions of such agreements. LTIP units are similar to common units in our operating partnership, which generally are economically equivalent to shares of our common stock, except that the LTIP units are structured as "profits interests" for U.S. federal income tax purposes under current federal income tax law. As profits interests, LTIP units generally only have value, other than with respect to the right to receive distributions, if the value of the assets of our operating partnership increases between the issuance of LTIP units and the date of a book-up event for partnership tax purposes. If the value of the assets of our operating partnership increases sufficiently, the LTIP units can achieve full parity with common units in our operating partnership. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, on a one-for-one basis into shares of our common stock. LTIP units are not entitled to distributions prior to being earned based on achievement against the performance-based hurdles contained in these plans. Once earned, these LTIP units, whether vested or unvested, entitle the holder to receive distributions per unit from our operating partnership that are equivalent to the dividends paid per share on our common stock.

        LTIP units are intended to offer executives substantially the same long-term incentive as shares of restricted stock, with more favorable U.S. federal income tax treatment available for "profits interests" under current federal income tax law. More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. Conversely, under current federal income tax law, an executive would generally not be subject to tax at the time of issuance or vesting of an LTIP unit but only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can generally do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk relating to the structure of the LTIP units as profits interests due to their only having value upon a book-up event as described above as compared to restricted stock, we chose to use LTIP units for our 2011 Outperformance Plan and our 2010 Notional Unit Plan. We believe that the use of LTIP units in these plans has (i) enhanced our equity-based compensation package overall, (ii) advanced the goal of promoting long-term equity ownership by executives, (iii) not adversely impacted dilution as compared to restricted stock, and (iv) further aligned the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

        Funds from Operations (FFO).    We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, as subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also use FFO as one of several criteria to determine performance-based bonuses for members of our senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

        No Material Adverse Effect.    Based on our analysis of the foregoing, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

        The Compensation Committee of the Board of Directors of SL Green Realty Corp. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by our Compensation Committee John H. Alschuler, Jr. (Chairman) Edwin Thomas Burton, III John S. Levy

Summary Compensation Table

        The following table sets forth information regarding the compensation paid to our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2013, or collectively, the "named executive officers."

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Marc Holliday	2013	$1,050,000	$1,100,000	$6,632,200	$3,849,590	$38,938	$12,670,728
Chief Executive Officer	2012	$1,000,000	$2,000,000	$7,241,604	—	$39,051	$10,280,655
	2011	$1,000,000	$2,000,000	$5,582,539	—	$36,614	$8,619,153
Stephen L. Green	2013	$750,000	—	$4,543,356	—	$148,389	$5,441,745
Chairman of the Board	2012	$750,000	$2,000,000	$4,054,936	—	$147,810	$6,952,746
	2011	$750,000	$1,500,000	$4,391,911	—	$170,932	$6,812,843
Andrew Mathias	2013	$750,000	—	$5,370,869	$3,136,874	$28,863	$9,286,606
President	2012	$750,000	$2,500,000	$4,940,748	—	$20,912	$8,211,660
	2011	$750,000	$1,750,000	$14,900,101	—	$7,350	$17,407,451
James Mead	2013	$500,000	$800,000	$1,142,587	—	$7,650	$2,450,237
Chief Financial Officer	2012	$500,000	$750,000	$585,938	—	$79,500	$1,915,438
	2011	$500,000	$650,000	$306,059	—	$150,580	$1,606,639
Andrew S. Levine	2013	$475,000	$100,000	$3,264,228	$592,749	$7,650	$4,439,627
Chief Legal Officer and General Counsel	2012	$450,000	$462,500	$877,113	—	$7,500	$1,797,113
	2011	$450,000	$850,000	$3,405,195	—	$7,350	$4,712,545

(1)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of stock awards issued to the executives in 2013, 2012 and 2011, respectively. In accordance with SEC disclosure requirements, the amounts for 2013, 2012 and 2011 include the full grant date fair value of the executives' allocation in our 2011 Outperformance Plan and 2010 Notional Unit Plan granted during such years. The grant date fair value of such awards is computed in accordance with ASC 718, "Compensation-Stock Compensation" by the use of Monte Carlo simulation models that consider the probable outcomes of the market-based performance conditions governing such awards. For the awards granted under our 2011 Outperformance Plan during 2012, the Monte Carlo simulation model used an assumed stock price volatility level of 47% on the Company's common stock and a risk-free interest rate of 0.30%. For the awards granted under our 2011 Outperformance Plan during 2011, the Monte Carlo simulation model used an assumed stock price volatility level of 50% on the Company's common stock and a risk-free interest rate of 0.33%. For the awards granted under our 2010 Notional Unit Plan during 2011, the Monte Carlo simulation model used an assumed stock price volatility level of 64% on the Company's common stock, a risk-free interest rate of 1.20% and total dividends over the respective three-year measurement periods of $3.46. The actual value of such awards (i) with respect to our 2011 Outperformance Plan, will be contingent upon the attainment of stockholder return targets over a three-year measurement period ending August 31, 2014, and, (ii) with respect to our 2010 Notional Unit Plan, was contingent upon the attainment of stock price appreciation targets over the three-year measurement period ending November 30, 2012. Assuming that maximum performance is achieved under our 2011 Outperformance Plan, the value at the grant date of the awards made under our 2011 Outperformance Plan during 2012 and 2011 would each have been as follows: Mr. Holliday—$9,633,333; Mr. Green—$4,250,000; Mr. Mathias—$6,800,000; Mr. Mead—$1,075,000; and Mr. Levine—$1,750,000, respectively. The assumptions used to calculate the grant date value of stock awards for 2013, 2012 and 2011, other than the awards under our 2011 Outperformance Plan and 2010 Notional Unit Plan, are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014, on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 27, 2013, and on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 28, 2012, respectively.

(2)
The table and footnotes below shows the components of this column for 2013, which include certain perquisites such as Company 401(k) matching contributions.

Name	Year	All Other Compensation ($)
Marc Holliday	2013	$38,938	(a)
Stephen L. Green	2013	$148,389	(b)
Andrew Mathias	2013	$7,650	(c)
James Mead	2013	$7,650	(d)
Andrew S. Levine	2013	$7,650	(e)

a)
Represents (i) the Company's matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($7,650), (ii) leased car payments ($20,776) and (iii) life insurance premiums ($10,775). The Company's 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.

b)
Represents leased car ($16,144) and full-time driver payments ($132,245). Mr. Green is the only officer in the Company provided with a full-time driver, which allows him to use his time efficiently for business purposes during his travel time, and it is the Company's policy to not provide such perquisite to any officer other than Mr. Green.

c)
Represents the Company's matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($7,650). The Company's 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.

d)
Represents the Company's matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($7,650). The Company's 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.

e)
Represents the Company's matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan ($7,650). The Company's 401(k) matching contributions are credited in the year subsequent to which employees make their contributions.

2013 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2013.

			Estimated Future Payouts Under Equity Incentive Plan Awards (#)					All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Options Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($/#)	Target ($/#)		Maximum ($/#)
Marc Holliday	01/02/2013	01/02/2013	—	—		—				100,000	(1)	$76.65	$1,797,530
	01/02/2013	01/02/2013	—	—		—				100,000	(1)	$76.65	$2,052,060
	01/18/2013	12/09/2009	—	—		—		5,696	(2)				$456,990
	06/27/2013	01/11/2013	—	—		—		59,312	(3)				$4,254,805
	12/17/2013	12/17/2013	—	—		—		26,622	(4)				$1,920,405
Stephen L. Green	01/01/2013	12/09/2009	—	—		—		1,958	(5)				$150,081
	06/27/2013	01/11/2013	—	—		—		35,587	(3)				$2,552,869
	12/17/2013	12/17/2013	—	—		—		25,513	(4)				$1,840,406
Andrew Mathias	01/01/2013	08/30/2010	—	—		—		4,569	(5)				$350,213
	06/27/2013	01/11/2013	—	—		—		28,997	(3)				$2,080,129
	11/08/2013	11/08/2013	—	—		—		7,393	(6)				$539,985
	11/08/2013	11/08/2013	—	—		—				65,000	(7)	$91.43	$1,419,957
	11/08/2013	11/08/2013	—	—		—				65,000	(7)	$91.43	$1,716,917
	12/17/2013	12/17/2013	—	—		—		33,278	(4)				$2,400,542
James Mead	01/11/2013	01/11/2013	—	—		—		1,977	(8)				$156,420
	10/28/2013	10/28/2013	—	—		—		7,500	(9)				$736,126
	12/17/2013	12/17/2013	—	—		—		2,773					$250,041
Andrew S. Levine	06/27/2013	01/11/2013	—	—		—		6,096	(3)				$437,303
	06/27/2013	06/27/2013	—	—		—		21,000	(10)				$1,491,168
	06/27/2013	06/27/2013	—	21,000	(11)	21,000	(11)						$1,335,757
	12/12/2013	12/11/2013	—	—		—				12,500	(12)	$90.15	$270,643
	12/12/2013	12/11/2013	—	—		—				12,500	(12)	$90.15	$322,106

(1)
This grant of stock options was awarded in connection with the extension of the term of Mr. Holliday's employment. This grant reflects an award of 100,000 stock options that expire 5 years after the date of grant and an award of 100,000 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on January 17, 2014, 2015 and 2016, respectively.

(2)
This grant of notional stock units vested on January 17, 2014. Each stock unit represents the contingent right to receive the value of one share of common stock in accordance with the terms of a deferred compensation agreement.

(3)
As previously disclosed in our proxy statement for the 2013 annual meeting of stockholders, this grant represents LTIP units issued as equity bonus for 2012 following the approval of the 2005 Plan at our 2013 annual meeting of stockholders. This grant of LTIP units vested immediately upon grant, but remains subject to a two-year restriction on transfer from the date of grant.

(4)
This grant of LTIP units vested immediately upon grant, but remains subject to a two-year restriction on transfer from the date of grant.

(5)
This grant of notional stock units vested on December 31, 2013. Each stock unit represents the contingent right to receive the value of one share of common stock in accordance with the terms of a deferred compensation agreement.

(6)
This grant of LTIP units was awarded in connection with Mr. Mathias' employment agreement, which vested 50% on the date of grant, 25% on December 31, 2013 and will vest 25% on January 1, 2015. Once vested, restricted stock units remain subject to a two-year restriction on transfer from the date of grant.

(7)
This grant of stock options was awarded in connection with Mr. Mathias' employment agreement. This grant reflects an award of 65,000 stock options that expire 5 years after the date of grant and an award of 65,000 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on December 31, 2014, 2015 and 2016, respectively.

(8)
This grant of restricted stock units vested immediately upon grant.

(9)
This grant of restricted stock was awarded in connection with Mr. Mead's employment agreement and will vest in four equal quarterly installments at the end of each fiscal quarter during 2014.

(10)
This grant of LTIP units was awarded in connection with Mr. Levine's employment agreement. This grant of LTIP units vests pro-rata over a three-year period on January 1, 2014, 2015 and 2016, respectively. Once vested, LTIP units remain subject to a two-year restriction on transfer from the date of grant.

(11)
This grant of LTIP units was awarded in connection with Mr. Levine's employment agreement. This grant of LTIP units vests pro-rata over a three-year period on January 1, 2014, 2015 and 2016, respectively, subject to the achievement of certain performance criteria. Once vested, LTIP units remain subject to a two-year restriction on transfer from the date of grant. See "—Potential Payments Upon Termination or a Change in Control" for a description of the performance goals. The "Maximum ($/#)" column represents the maximum number of LTIP units that could be earned. The "Target ($/#)" column represents the number of LTIP units that would be earned if the performance goals are achieved. The LTIP units only provide for a single level of performance each year. Accordingly, the "Threshold($/#)" subcolumn is not applicable.

(12)
This grant reflects an award of 12,500 stock options that expire 5 years after the date of grant and an award of 12,500 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on January 1, 2015, 2016 and 2017, respectively.

        Grants of all equity awards were made pursuant to the 2005 Plan. Shares of restricted stock, restricted stock units and LTIP units that are only subject to time-based vesting based on continued employment through a specified date (and have not been forfeited) generally entitle executives to receive cash dividends, dividend equivalents or distributions whether or not then vested. Shares of restricted stock, restricted stock units and LTIP units that are subject to performance-based vesting hurdles accrue cash dividends, dividend equivalents or distributions prior to the achievement of these hurdles, and such accrued amounts are only paid to the executives if and when the performance hurdles are met. See "Potential Payments Upon Termination or a Change in Control" below, for a discussion regarding potential acceleration of the equity awards and a description of the material terms of each named executive officer's employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2013

        The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer at the fiscal year ended December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights that Have Not Vested ($)(1)
Marc Holliday	—	100,000	(9)	$76.65	01/02/2018	67,756	(2)(6)	$6,259,299	193,072	(7)	$17,836,003
	—	100,000	(9)	$76.65	01/02/2023	—		—	—		—
Stephen L. Green	—	—		—	—	32,850	(6)	$3,034,683	85,179	(7)	$7,868,825
	—	—		—	—	—		—	—		—
Andrew Mathias	—	65,000	(10)	$91.43	11/08/2018	56,599	(3)(6)	$5,228,616	136,286	(7)	$12,590,119
	—	65,000	(10)	$91.43	11/08/2023	—		—	—		—
James Mead	—	—		—	—	11,468	(4)(6)	$1,059,414	21,545	(7)	$1,990,350
	—	—		—	—	—		—	—		—
Andrew S. Levine	—	12,500	(11)	$90.15	12/12/2018	33,372	(5)(6)	$3,082,905	35,074	(7)	$3,240,104
	—	12,500	(11)	$90.15	12/12/2023	—		—	21,000	(8)	$1,939,980

(1)
Based on a price of $92.38 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2013. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.

(2)
Includes 5,696 notional stock units, each of which represents the contingent right to receive the value of one share of common stock in accordance with the terms of a deferred compensation agreement. These notional stock units vested on 01/17/2014. Vested notional stock units are settled in cash no later than 30 days following the earliest of (i) Mr. Holliday's death, (ii) the date of Mr. Holliday's separation from service with us, and (iii) the effective date of a Change-in-Control (as defined in the deferred compensation agreement).

(3)
Includes LTIP units granted on 11/08/2013, of which 1,849 are scheduled to vest on 01/01/2015 subject to continued employment through such date.

(4)
Includes 7,500 shares of restricted stock granted on 10/28/2013, which will vest in four equal quarterly installments at the end of each fiscal quarter during 2014, subject to continued employment through such dates.

(5)
Includes 21,000 LTIP units granted on 06/27/2013, of which one-third vested on 01/01/2014 and one-third is scheduled to vest on each of 01/01/2015 and 01/01/2016, respectively, subject to continued employment through such dates.

(6)
Includes the following LTIP unit awards with respect to which the performance-based vesting conditions had been met under our 2010 Notional Unit Plan, but which remained subject to vesting requirements based on continued employment, which is scheduled to vest on 01/01/2015 subject to continued employment through such date: Mr. Holliday—62,060 LTIP units, Mr. Green—32,850 LTIP units, Mr. Mathias—54,750 LTIP units, Mr. Mead—3,968 LTIP units, and Mr. Levine—12,372 LTIP units.

(7)
Includes the following LTIP Units, which represents the number of LTIP Units that will be earned under our 2011 Outperformance Plan if we achieve the same per year percentage stock price appreciation during the three-year performance period under our 2011 Outperformance Plan as we did from plan inception through year-end 2013: Mr. Holliday—193,072 LTIP Units, Mr. Green—85,179 LTIP Units, Mr. Mathias—136,286 LTIP Units, Mr. Mead—21,545 LTIP Units, and Mr. Levine—35,074 LTIP Units.

If the performance based vesting is met under our 2011 Outperformance Plan, the awards will remain subject to vesting requirements based on continued employment, with 50% scheduled to vest on 08/31/14 and 50% scheduled to vest on 08/31/15 subject to continued employment through such dates.

(8)
Includes 21,000 LTIP units granted on 06/27/2013, of which one-third vested on 01/01/2014 and one-third is scheduled to vest on each of 01/01/2015 and 01/01/2016, respectively, based on the attainment of specified performance goals during the vesting period and subject to continued employment through such dates.

(9)
Reflects an award of 100,000 stock options that expire 5 years after the date of grant and an award of 100,000 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on January 17, 2014, 2015 and 2016, respectively.

(10)
Reflects an award of 65,000 stock options that expire 5 years after the date of grant and an award of 65,000 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on December 31, 2014, 2015 and 2016, respectively.

(11)
Reflects an award of 12,500 stock options that expire 5 years after the date of grant and an award of 12,500 stock options that expire 10 years after the date of grant, each of which vests pro-rata over a three-year period on January 1, 2015, 2016 and 2017, respectively.

 2013 Option Exercises and Stock Vested

        The following table sets forth certain information with respect to the exercise of stock options, stock appreciation rights, or SARs, and similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments for each named executive officer during the fiscal year ended December 31, 2013.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Marc Holliday	—	—	254,408	$21,701,748
Stephen L. Green	—	—	95,908	$8,602,174
Andrew Mathias	—	—	177,138	$16,060,506
James Mead	—	—	14,241	$1,300,686
Andrew S. Levine	—	—	18,468	$1,656,664

(1)
Amounts reflect the market value of the stock on the day the stock vested.

SL Green Realty Corp. 2010 Notional Unit Plan

        In December 2009, our Compensation Committee approved the general terms of the SL Green Realty Corp. 2010 Notional Unit Long-Term Compensation Plan, or our 2010 Notional Unit Plan. Our 2010 Notional Unit Plan is a long-term incentive compensation plan pursuant to which award recipients could earn, in the aggregate, from approximately $15 million up to approximately $75 million of LTIP units in our operating partnership based on our stock price appreciation over three years beginning on December 1, 2009. If our aggregate stock price appreciation during this period was less than 25%, then award recipients would not have earned any LTIP units under our 2010 Notional Unit Plan. For stock price appreciation between 25% and 50% during this period, award recipients would have earned LTIP units with a value ranging from approximately $15 million to approximately $75 million based on a sliding scale. If our aggregate stock price appreciation during this period equaled or exceeded 50%, then award recipients were entitled to earn the maximum award of $75 million under our 2010 Notional Unit Plan. Pursuant to our 2010 Notional Unit Plan, the stock price appreciation percentages noted above were adjusted as a result of the increase in our quarterly dividend rate above $0.10 per share, such that the aggregate total return to stockholders that was needed to earn LTIP units remained the same.

        Our 2010 Notional Unit Plan provided that, if, prior to the end of the three-year performance period, we achieved the maximum stock price appreciation of 50% for 45 consecutive days, then a portion of the total awards could be earned early as described in this paragraph. If this 45 consecutive day maximum performance period was completed at any point during the second year of the performance period, then approximately $25 million of LTIP units were to be earned. If this 45 consecutive day maximum performance period was completed at any point during the third year of the performance period, then approximately $25 million (or if the maximum performance was not also achieved at any point during the second year, then approximately $50 million) of LTIP units were to be earned. Other than in connection with a change in control of the Company, no acceleration could occur prior to the commencement of the second year or with respect to the final $25 million of LTIP units. As a result of our stock price performance during the three-year performance period, our Compensation Committee determined that maximum performance had been achieved at or shortly after the beginning of each of the second and third years of the performance period and for the full performance period and, accordingly, 366,815 LTIP units, 385,583 LTIP units and 327,416 LTIP units were earned under our 2010 Notional Unit Plan in December 2010, 2011 and 2012, respectively. Substantially in accordance with the original terms of the program, 50% of these LTIP units vested on December 17, 2012 (accelerated from the original January 1, 2013 vesting date), 25% of these LTIP units vested on December 11, 2013 (accelerated from the original January 1, 2014 vesting date) and the remainder is scheduled to vest ratably on January 1, 2015 based on continued employment. In accordance with the terms of our 2010 Notional Unit Plan, distributions were not paid on any LTIP units until they were earned, at which time we paid all distributions that would have been paid on the earned LTIP units since the beginning of the performance period.

        The awards made to our named executive officers under our 2010 Notional Unit Plan also provide that if that named executive officer's employment is terminated by us without cause or by the executive officer for good reason, then the executive officer is treated under our 2010 Notional Unit Plan as if he had remained employed by us for 12 months after the date of his termination.

SL Green Realty Corp. 2011 Outperformance Plan

        In August 2011, our Compensation Committee approved the general terms of the SL Green Realty Corp. 2011 Long-Term Outperformance Plan, or the "2011 Outperformance Plan". Participants in our 2011 Outperformance Plan may earn, in the aggregate, up to $85 million of LTIP units in our operating partnership based on our total return to stockholders for the three-year period beginning September 1, 2011. Under our 2011 Outperformance Plan, participants will be entitled to share in a "performance pool" comprised of LTIP units with a value equal to 10% of the amount, if any, by which our total return to stockholders during the three-year period exceeds a cumulative total return to stockholders of 25%, subject to the maximum of $85 million of LTIP units; provided that if maximum performance has been achieved, approximately one-third of each award may be earned at any time after the beginning of the second year and an additional approximately one-third of each award may be earned at any time after the beginning of the third year. LTIP units earned under our 2011 Outperformance Plan will be subject to continued vesting requirements, with 50% of any awards earned vesting on August 31, 2014 and the remaining 50% vesting on August 31, 2015, subject to continued employment with us through such dates. Participants will not be entitled to distributions with respect to LTIP units granted under our 2011 Outperformance Plan unless and until they are earned. If LTIP units are earned, each participant will also be entitled to the distributions that would have been paid had the number of earned LTIP units been issued at the beginning of the performance period, with such distributions being paid partly in cash and partly in the form of additional LTIP units. Thereafter, distributions will be paid currently with respect to all earned LTIP units, whether vested or unvested.

        In the event of a change in control of our company on or after September 1, 2012 but before August 31, 2014, the performance pool will be calculated assuming the performance period ended on August 31, 2014 and the total return continued at the same annualized rate from the date of the change in control to August 31, 2014 as was achieved from September 1, 2011 to the date of the change in control; provided that the performance pool may not exceed 200% of what it would have been if it was calculated using the total return from September 1, 2011 to the date of the change in control and a pro rated benchmark. In either case, the performance pool will be formed as described above if the adjusted benchmark target is achieved and all earned awards will be fully vested upon the change in control. If a change in control occurs after the performance period has ended, all unvested awards issued under our 2011 Outperformance Plan will become fully vested upon the change in control. Additionally, under our 2011 Outperformance Plan, an award recipient's termination due to death or disability will be treated in the same manner, for that award recipient, as if a change in control had occurred on the date of such termination.

        The awards made to our named executive officers under our 2011 Outperformance Plan also provide that if that named executive officer's employment is terminated by us without cause or by the executive officer for good reason, then the executive officer is treated under our 2011 Outperformance Plan as if he had remained employed by us for 12 months after the date of his termination.

        As of December 31, 2013, we have granted approximately all of the awards available under our 2011 Outperformance Plan. A total of 39 employees of the Company received awards pursuant to our 2011 Outperformance Plan, with 42% going to employees other than our named executive officers.

Retirement Benefits

        The Company does not provide supplemental pension or other retirement benefits other than our tax-qualified 401(k) Plan. See "Summary Compensation Table." In addition, the Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change-in-Control

        Each of our named executive officers is a party to an employment and non-competition agreement between us and such executive officer. This section describes the material terms of each named executive officer's employment and non-competition agreement and provides the amount of compensation that would be paid to each named executive officer by us under these agreements and our other executive compensation programs in the event of termination of such executive's employment with us or a Change-in-Control without termination of employment. The amount of compensation payable to each named executive officer upon (i) a Change-in-Control without termination of the named executive officer, (ii) termination of the named executive officer by us for Cause or by the executive without Good Reason, (iii) termination of the named executive officer by us without Cause or by the executive with Good Reason, (iv) termination of the named executive officer in connection with a Change-in-Control, (v) termination of the named executive officer in the event of the disability of the executive and (vi) termination of the named executive officer in the event of the death of the executive, each referred to as a Triggering Event, is described below. The types of events constituting Cause, Good Reason, disability and a Change-in-Control may differ in some immaterial respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences.

        The amounts shown below assume that such Change-in-Control or such termination was effective as of December 31, 2013 and are estimates of the amounts that would be paid out to the named executive officers upon such Change-in-Control or termination of employment. In the cases of Messrs. Mathias and Mead, such amounts were calculated based on the terms of their new employment and non-competition agreements, which became effective on January 1, 2014. The value of the acceleration of vesting of shares of restricted stock and the LTIP units is based on the value of unvested awards set forth in the "Outstanding Equity Awards" table above.

        Health and welfare benefits are valued based on the estimated amount of future premiums that would be paid on behalf of the named executive officer under our existing plans, based on the premiums in effect as of December 31, 2013. The actual amounts to be paid out can only be determined at the time of such Change-in-Control or such named executive officer's separation from the Company. The amounts described below do not include payments and benefits to the extent they have been earned prior to the termination of employment or Change-in-Control or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include: accrued salary and vacation pay; earned and accrued, but unpaid, bonuses; distribution of plan balances under our 401(k) plan; life insurance proceeds in the event of death; and disability insurance payouts in the event of disability. All of the cash severance payments described below are to be made as lump sum payments at the time of termination; provided that, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the IRC, the payments are to be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

        We have designed our retention policy, in part, through significant back-end vesting requirements to the executives' equity-based awards. Certain of these termination and Change-in-Control provisions result in significant payments in the event of certain termination events. We have designed our equity-based awards to encourage retention and continued performance. As a result, the executive would suffer a material economic forfeiture should an executive leave our employment without Good Reason.

        Stephen L. Green.    Stephen L. Green's amended and restated employment and non-competition agreement had an initial term commencing on December 24, 2010 and ending on December 31, 2011, subject to automatic renewal for successive one-year periods unless either party delivers six months' prior written notice of non-renewal under the agreement. As neither party provided written notice of non-renewal prior to June 30, 2013, the term was automatically extended through December 31, 2014. The agreement provides for an annual salary of no less than $750,000 from January 1, 2011 through the end of the employment period, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Green for job performance. In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $150,000, on January 1st of each year during the employment period, into a deferred compensation account maintained on Mr. Green's behalf, with vesting of each annual contribution occurring on December 31st of that year subject to continued employment. Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. Green's beneficiaries in the face amount of $5 million, or if not available at reasonable rates, to self-insure Mr. Green up to the maximum cash severance payable under the agreement. The benefit payable under this policy to Mr. Green's beneficiaries will offset certain other benefits that would otherwise be provided to his estate under this agreement, as more fully described below.

        If Mr. Green's employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 18 months (12 months if employment is terminated upon or after the scheduled expiration of the term of employment or 6 months if employment is terminated in connection with or within 18 months after a Change-in-Control); (ii) nonsolicitation of our employees for 30 months (unless employment is terminated by us without Cause or Mr. Green with Good Reason in connection with or within

18 months after a Change-in-Control, in which case the nonsolicitation provision will not extend beyond termination of employment); and (iii) nondisparagement of us and non-interference with our business for one year. In connection with a Triggering Event occurring as of December 31, 2013, Mr. Green would have been entitled to the following payments and benefits:

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  Change-in-Control without termination.  Under our 2010 Notional Unit Plan, the time-based vesting of the remaining unvested awards would have been accelerated. The accelerated time-based vesting under our 2010 Notional Unit Plan would have resulted in Mr. Green receiving a total value of $3,034,683. With respect to Mr. Green's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 Change-in-Control under our 2011 Outperformance Plan in the amount of $8,741,391. Mr. Green would not have received any additional benefits or payments in the event of a Change-in-Control under his employment agreement or otherwise. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Green will not be entitled to a tax gross-up payment; however, Mr. Green's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Green. In order to avoid creating an opportunity for a successor to induce Mr. Green to terminate his employment without Good Reason following a Change-in-Control, Mr. Green will be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

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  Termination with Cause or without Good Reason.  Mr. Green would have received no payments or benefits.

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  Termination without Cause or for Good Reason.  Under Mr. Green's employment agreement, Mr. Green would have received a cash severance payment of $10,000,000, which is equal to the sum of (i) his average annual base salary in effect during the preceding 24 months, or his Average Annual Base Salary, plus (ii) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years, or his Average Annual Cash Bonus, plus (iii) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions, or his Average Deferred Compensation, plus (iv) a pro rata bonus for the year in which Mr. Green's employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Green's Average Annual Cash Bonus. Under Mr. Green's employment agreement, Mr. Green also would have received his medical and welfare benefits for 12 months, the cost of which to us is projected to aggregate approximately $24,421. Under Mr. Green's employment agreement, all of his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and all of his outstanding unvested deferred compensation contributions would have fully vested upon termination. As Mr. Green did not have any such unvested equity awards or deferred compensation contributions, this acceleration of vesting would not have resulted in any additional value being received. Under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, Mr. Green also would have 12 months of additional vesting for his awards under those plans. Mr. Green would have received a total value of $4,370,694 from this 12 months of additional vesting. Mr. Green only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he executed a general release of claims with us.

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  Termination in connection with a Change-in-Control.  Under Mr. Green's employment agreement, if Mr. Green had been terminated by us without Cause or by Mr. Green for Good Reason in connection with or within 18 months after a Change-in-Control, Mr. Green would have received a cash severance payment of $20,900,000, which is equal to the sum of (i) three times the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Green's employment agreement, Mr. Green also would have received his medical and welfare benefits for 24 months, the cost of which to us is projected to aggregate approximately $48,843. Mr. Green's equity awards and outstanding unvested deferred compensation contributions would have fully vested in the same manner as described in the preceding paragraph, except with respect to Mr. Green's awards under our 2010 Notional Unit Plan and our 2011 Outperformance Plan. Under our 2010 Notional Unit Plan, the time-based vesting of the awards would have been accelerated. With respect to Mr. Green's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination in connection with a Change-in-Control under our 2011 Outperformance Plan. The combination of the accelerated vesting under Mr. Green's employment agreement and 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $11,776,074. Under Mr. Green's employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Green will not be entitled to a tax gross-up payment; however, Mr. Green's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Green.

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  Termination upon disability.  Under Mr. Green's employment agreement, Mr. Green would have received a cash severance payment of $10,000,000, which is equal to the sum of (i) the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Green's employment agreement, Mr. Green also would have continued to receive his medical and welfare benefits for 36 months, the cost of which to us is projected to aggregate approximately $73,264. Mr. Green also would have received 24 months of additional vesting for his outstanding equity awards, other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and full vesting for his stock options, equity awards granted in lieu of cash bonuses and any unvested deferred compensation contributions. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Green's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon a disability under our 2011 Outperformance Plan. The combination of the accelerated vesting under Mr. Green's employment agreement and 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $11,776,074. Mr. Green only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he had executed a general release of claims with us.

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  Termination upon death.  Under Mr. Green's employment agreement, Mr. Green's estate would have received (i) a cash severance payment equal to his pro rata bonus for the year in which his employment was terminated (and the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus, (ii) 24 months of additional vesting for his outstanding equity awards, other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and (iii) full vesting for his equity awards granted in lieu of cash bonuses and his outstanding unvested deferred compensation contributions. Under the general terms of our equity plans, all of the stock options granted to Mr. Green would have fully vested. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Green's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon death under our 2011 Outperformance Plan. However, notwithstanding the foregoing, Mr. Green's estate only would have been entitled to receive the pro rata bonus, vesting credit, payments and other benefits described above to the extent that the aggregate value of such pro rata bonus, vesting credit, payments and other benefits exceeds the amount payable to Mr. Green's beneficiaries under the life insurance policy, or self-insurance, maintained by us. As we maintained a life insurance policy for the benefit of Mr. Green's beneficiaries in the face amount of $5 million as of December 31, 2013, the aggregate value that Mr. Green's estate would have received with respect to the pro rata bonus, vesting credit, payments and other benefits described above would have been $6,776,074, which equals the amount by which their value exceeded $5 million.

        Marc Holliday.    Marc Holliday's amended and restated employment and non-competition agreement has an initial term commencing on January 18, 2013 and ending on January 17, 2016; provided that, if a Change-in-Control occurs within 18 months prior to the scheduled expiration of the term, Mr. Holliday may elect to extend the term until the date that is 18 months after such Change-in-Control. The agreement provides for an annual salary of no less than $1,050,000 from January 18, 2013 through the end of the employment period, and such annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Holliday for job performance. In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $550,000 for 2014 and $600,000 for 2015, to be made on January 18th of each respective year, into a deferred compensation account maintained on Mr. Holliday's behalf, with vesting of each annual contribution occurring on January 17th of the following year subject to continued employment. Under the agreement, Mr. Holliday will also be entitled to a percentage award allocation in any outperformance plan implemented during the employment period that is no less than his current percentage allocation in our 2011 Outperformance Plan. The agreement also provides that Good Reason will exist if we do not grant 87,870 LTIP units to Mr. Holliday on or before January 17th of each of 2014, 2015 and 2016, of which 60% will be subject to performance-based vesting, based on the goals described below, and 40% will be subject to time-based vesting based on continued employment through January 17th of such year. The vesting of the performance-based LTIP units to be granted each year is to be based on the achievement of any of the following financial performance goals during the prior year (or on a cumulative basis beginning with 2013 through the end of such year or, if later, 2014 or 2015) and continued employment through January 17th of the year following the year as of which the financial performance goals are achieved: (i) 7% or greater increase in funds from operations on a per-share basis, (ii) 7% or greater total return to stockholders or (iii) total return to stockholders or percentage increase in funds from operations in the top 40% of a peer group of companies determined each year by our Compensation Committee. All of the performance-based and time-based LTIP units will include a restriction on transfer until the earlier of two years after vesting, termination of Mr. Holliday's employment or a Change-in-Control. Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. Holliday's beneficiaries in the face amount of $10 million, or if not available at reasonable rates, to self-insure Mr. Holliday up to the maximum cash severance payable under the agreement. The benefit payable under this policy to Mr. Holliday's beneficiaries will offset certain other benefits that would otherwise be provided to his estate under this agreement, as more fully described below.

        If Mr. Holliday's employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 18 months (12 months if employment is terminated upon or after the scheduled expiration of the term of employment or 6 months if employment is terminated in connection with or within 18 months after a Change-in-Control); (ii) nonsolicitation of our employees for 30 months (unless employment is terminated by us without Cause or Mr. Holliday with Good Reason in connection with or within 18 months after a Change-in-Control, in which case the nonsolicitation provision will not extend beyond termination of employment); and (iii) nondisparagement of us and non-interference with our business for one year. In connection with a Triggering Event occurring as of December 31, 2013, Mr. Holliday would have been entitled to the following payments and benefits:

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  Change-in-Control without termination.  Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. The accelerated time-based vesting under our 2010 Notional Unit Plan would have resulted in Mr. Holliday receiving a total value of $5,733,103. With respect to Mr. Holliday's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 Change-in-Control under our 2011 Outperformance Plan in the amount of $19,813,819. Mr. Holliday would not have received any additional benefits or payments in the event of a Change-in-Control under his employment agreement or otherwise. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Holliday will not be entitled to a tax gross-up payment; however, Mr. Holliday's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Holliday. In order to avoid creating an opportunity for a successor to induce Mr. Holliday to terminate his employment without Good Reason following a Change-in-Control, Mr. Holliday will be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

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  Termination with Cause or without Good Reason.  Mr. Holliday would have received no payments or benefits.

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  Termination without Cause or for Good Reason.  Under Mr. Holliday's employment agreement, Mr. Holliday would have received a cash severance payment of $14,075,000, which is equal to the sum of (i) his average annual base salary in effect during the preceding 24 months, or his Average Annual Base Salary, plus (ii) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years, or his Average Annual Cash Bonus, plus (iii) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions, or his Average Deferred Compensation, plus (iv) a pro rata bonus for the year in which Mr. Holliday's employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Holliday's Average Annual Cash Bonus. Under Mr. Holliday's employment agreement, Mr. Holliday also would have received payments for his medical and welfare benefits for 12 months, which is projected to aggregate approximately $23,133. Under Mr. Holliday's employment agreement, all of his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and all of his outstanding unvested deferred compensation contributions would have fully vested upon termination. In addition, any of the annual time-based and performance-based equity awards to be granted on or before each January 17 during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted and been fully vested. These grants and the accelerated vesting results in total value of $27,948,292. Under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, Mr. Holliday also would have 12 months of additional vesting for his awards under those plans. Mr. Holliday would have received a total value of $9,906,910 from this 12 months of additional vesting. Mr. Holliday only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he executed a general release of claims with us.

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  Termination in connection with a Change-in-Control.  Under Mr. Holliday's employment agreement, if Mr. Holliday had been terminated by us without Cause or by Mr. Holliday for Good Reason in connection with or within 18 months after a Change-in-Control, Mr. Holliday would have received a cash severance payment of $29,625,000, which is equal to the sum of (i) three times the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Holliday's employment agreement, Mr. Holliday also would have received medical and welfare benefit continuation payments for 24 months, which is projected to aggregate approximately $46,266. Mr. Holliday's equity awards and outstanding unvested deferred compensation contributions would have been granted and/or fully vested in the same manner as described in the preceding paragraph, except with respect to Mr. Holliday's awards under our 2010 Notional Unit Plan and our 2011 Outperformance Plan. Under our 2010 Notional Unit Plan, the time-based vesting of the award under our 2010 Notional Unit Plan would have been accelerated. With respect to Mr. Holliday's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination in connection with a Change-in-Control under our 2011 Outperformance Plan. The combination of the grants and accelerated vesting under Mr. Holliday's employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $53,495,214. Under Mr. Holliday's employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Holliday will not be entitled to a tax gross-up payment; however, Mr. Holliday's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Holliday.

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  Termination upon disability.  Under Mr. Holliday's employment agreement, Mr. Holliday would have received a cash severance payment of $14,075,000, which is equal to the sum of (i) the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Holliday's employment agreement, Mr. Holliday also would have received medical and welfare benefit continuation payments for 36 months, which is projected to aggregate approximately $69,398. In addition, any of the annual time-based and performance-based equity awards to be granted on or before each January 17 during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted. Mr. Holliday also would have received 24 months of additional vesting for his outstanding equity awards (including those granted in connection with such termination), other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and full vesting for his stock options, equity awards granted in lieu of cash bonuses and any unvested deferred compensation contributions. Under our 2010 Notional Unit Plan, the time-based vesting of the award under would have been accelerated. With respect to Mr. Holliday's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon a disability under our 2011 Outperformance Plan. The combination of the grants and accelerated vesting under Mr. Holliday's employment agreement and our 2010 Notional Unit Plan and earning of an award under our 2011 Outperformance Plan results in total value of $53,117,103. Mr. Holliday only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he had executed a general release of claims with us.

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  Termination upon death.  Under Mr. Holliday's employment agreement, Mr. Holliday's estate would have received (i) a cash severance payment equal to his pro rata bonus for the year in which his employment was terminated (and the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus, (ii) 24 months of additional vesting for his outstanding equity awards, other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and (iii) full vesting for his equity awards granted in lieu of cash bonuses and his outstanding unvested deferred compensation contributions. In addition, any of the annual time-based and performance-based equity awards to be granted on or before each January 17 during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted and received 24 months of additional vesting. Under the general terms of our equity plans, all of the stock options granted to Mr. Holliday would have fully vested. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Holliday's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon death under our 2011 Outperformance Plan. However, notwithstanding the foregoing, Mr. Holliday's estate only would have been entitled to receive the pro rata bonus, vesting credit, payments and other benefits described above to the extent that the aggregate value of such pro rata bonus, vesting credit, payments and other benefits exceeds the amount payable to Mr. Holliday's beneficiaries under the life insurance policy, or self-insurance, maintained by us. As we maintained a life insurance policy for the benefit of Mr. Holliday's beneficiaries in the face amount of $10 million as of December 31, 2013, the aggregate value that Mr. Holliday's estate would have received with respect to the pro rata bonus, vesting credit, payments and other benefits described above would have been $43,117,103, which equals the amount by which their value exceeded $10 million.

        Andrew Mathias.    Andrew Mathias' amended and restated employment and non-competition agreement has a term commencing on January 1, 2014 and ending on December 31, 2016, which will automatically renew for successive one-year periods unless either party delivers written notice of non-renewal by September 15 of a given year. The agreement provides for an annual salary of no less than $800,000 during the employment period, and such annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Mathias for his job performance. In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $400,000 for 2014, $450,000 for 2015 and $500,000 for 2016 to be made on January 1st of each year during the employment period, into a deferred compensation account maintained on Mr. Mathias' behalf, with vesting of each annual contribution occurring on December 31st of that year subject to continued employment. The agreement also provides that Mr. Mathias will be entitled to a percentage award allocation in any outperformance plan implemented during the employment period that is no less than his initial percentage allocation in our 2011 Outperformance Plan Under the agreement,

Mr. Mathias was also entitled to receive a one-time grant of 7,393 LTIP units, which were vested 50% upon grant, 25% on December 31, 2013 and the remaining 25% of which will vest on January 1, 2015, subject to continued employment. Mr. Mathias also received a one-time grant of options to purchase 130,000 shares of the Company's common stock. One-third of the total shares subject to the options will vest on December 31 of 2014, 2015 and 2016, respectively, subject, in each case, to continued employment. One-half of the options are scheduled to expire after five years with the remainder expiring after ten years. The agreement also provides that Good Reason will exist if we do not grant 58,667 (or, for 2014, 58,666) LTIP units to Mr. Mathias on or before December 31st of each year during the term, of which 60% will be subject to performance-based vesting, based on the goals described below, and 40% will be subject to time-based vesting based on continued employment through December 31 of such year. The vesting each year for the performance-based LTIP units to be granted each year is to be based on the achievement of any of the following financial performance goals during the prior year (or on a cumulative basis beginning with 2014 through the end of any of such year or, if later, 2015 or 2016) and continued employment through the end of the year as of which the financial performance goals are achieved: (i) 7% or greater increase in funds from operations on a per-share basis, (ii) 7% or greater total return to stockholders or (iii) total return to stockholders or percentage increase in funds from operations in the top 40% of a peer group of companies determined each year by our Compensation Committee. The agreement also provided that Good Reason would exist if we had not granted Mr. Mathias an additional allocation under our 2011 Outperformance Plan pursuant to which Mr. Mathias may earn up to approximately $1,000,000 of LTIP units.

        If Mr. Mathias' employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 18 months (12 months if employment is terminated upon or after the scheduled expiration of the term of employment or 6 months if employment is terminated in connection with or within 18 months after a Change-in-Control); (ii) nonsolicitation of our employees for 30 months (unless employment is terminated by us without Cause or Mr. Mathias with Good Reason in connection with or within 18 months after a Change-in-Control, in which case the nonsolicitation provision will not extend beyond termination of employment); and (iii) nondisparagement of us and non-interference with our business for one year. In connection with a Triggering Event occurring as of December 31, 2013, Mr. Mathias would have been entitled to the following payments and benefits:

  •
  Change-in-Control without termination.  Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. The accelerated time-based vesting under our 2010 Notional Unit Plan would have resulted in Mr. Mathias receiving a total value of $5,057,805. With respect to Mr. Mathias' allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 Change-in-Control under our 2011 Outperformance Plan in the amount of $13,986,195. Mr. Mathias would not have received any additional benefits or payments in the event of a Change-in-Control under his employment agreement or otherwise. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Mathias will not be entitled to a tax gross-up payment; however, Mr. Mathias' payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mathias. Under the agreement, to avoid creating an opportunity for a successor to the Company to induce Mr. Mathias to terminate his employment without Good Reason following a Change-in-Control, Mr. Mathias would also be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

  •
  Termination with Cause or without Good Reason.  Mr. Mathias would have received no payments or benefits.

  •
  Termination without Cause or for Good Reason.  Under Mr. Mathias' employment agreement, Mr. Mathias would have received a cash severance payment of $10,200,000, which is equal to the sum of (i) his average annual base salary in effect during the preceding 24 months, or his Average Annual Base Salary, plus (ii) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years, or his Average Annual Cash Bonus, plus (iii) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions, or his Average Deferred Compensation, plus (iv) a pro rata bonus for the year in which Mr. Mathias' employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Mathias' Average Annual Cash Bonus. Under Mr. Mathias' employment agreement, Mr. Mathias also would have received payments for his medical and welfare benefits for 12 months, which is projected to aggregate approximately $23,941. In addition, any of the equity awards to be granted during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted. Under Mr. Mathias' employment agreement, all of his outstanding equity awards (including those granted in connection with such termination), other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and all of his outstanding unvested deferred compensation contributions would have fully vested upon termination. These grants and the accelerated vesting results in total value of $16,553,191. Under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, Mr. Mathias also would have 12 months of additional vesting for his awards under those plans. Mr. Mathias also would have been entitled to receive the additional grant under our 2011 Outperformance Plan required to be made to avoid creating Good Reason, described above. Mr. Mathias would have received a total value of $7,507,312 from this grant and 12 months of additional vesting. Mr. Mathias only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he executed a general release of claims with us.

  •
  Termination in connection with a Change-in-Control.  Under Mr. Mathias' employment agreement, if Mr. Mathias had been terminated by us without Cause or by Mr. Mathias for Good Reason in connection with or within 18 months after a Change-in-Control, Mr. Mathias would have received a cash severance payment of $18,675,000, which is equal to the sum of (i) 2.5 times the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Mathias' employment agreement, Mr. Mathias also would have received medical and welfare benefit continuation payments for 24 months, which is projected to aggregate approximately $47,882. Mr. Mathias' equity awards and outstanding unvested deferred compensation contributions would have been granted and/or fully vested in the same manner as described in the preceding paragraph, except with respect to Mr. Mathias' awards under our 2010 Notional Unit Plan and our 2011 Outperformance Plan. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Mathias' allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination in connection with a Change-in-Control under our 2011 Outperformance Plan. The combination of the grants and accelerated vesting under Mr. Mathias' employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $35,597,191. Under Mr. Mathias' employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax,

    Mr. Mathias will not be entitled to a tax gross-up payment; however, Mr. Mathias' payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mathias.

  •
  Termination upon disability.  Under Mr. Mathias' employment agreement, Mr. Mathias would have received a cash severance payment of $10,200,000, which is equal to the sum of (i) the sum of his Average Annual Base Salary, Average Annual Cash Bonus and Average Deferred Compensation, plus (ii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Mathias' employment agreement, Mr. Mathias also would have continued to receive medical and welfare benefit continuation payments for 36 months, which is projected to aggregate approximately $71,824. In addition, any of the equity awards to be granted during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted. Mr. Mathias also would have received 18 months of additional vesting for his outstanding equity awards (including those granted in connection with such termination), other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and full vesting for his stock options, equity awards granted in lieu of cash bonuses and any unvested deferred compensation contributions. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Mathias' allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon a disability under our 2011 Outperformance Plan. The combination of the grants and accelerated vesting under Mr. Mathias' employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $27,471,908. Mr. Mathias only would have been entitled to receive the severance payments, accelerated vesting and other benefits provided for in his employment agreement, as described above, if he had executed a general release of claims with us.

  •
  Termination upon death.  Under Mr. Mathias' employment agreement, Mr. Mathias' estate would have received (i) a cash severance payment equal to his pro rata bonus for the year in which his employment was terminated (and the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus, (ii) 18 months of additional vesting for his outstanding equity awards (including those granted in connection with such termination), other than awards made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and (iii) full vesting for his equity awards granted in lieu of cash bonuses and his outstanding unvested deferred compensation contributions. In addition, any of the equity awards to be granted during the term to avoid creating Good Reason, described above, that had not yet been granted would have been granted. Under the general terms of our equity plans, all of the stock options granted to Mr. Mathias would have fully vested. Under our 2010 Notional Unit Plan, the time-based vesting would have been accelerated. With respect to Mr. Mathias' allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon death under our 2011 Outperformance Plan. The aggregate value that Mr. Mathias' estate would have received with respect to the pro rata bonus, vesting credit, payments and other benefits described above would have been $27,471,908.

        James Mead.    James Mead's employment and non-competition agreement has a term beginning on January 1, 2014 and ending on January 1, 2015. The agreement provides for an annual salary of at least $525,000, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Mead for his job performance; provided, however, that we agreed that Mr. Mead's bonus for 2013 shall be at least equal to his annual bonus for 2012. Pursuant to his employment agreement, on October 28, 2013, we granted Mr. Mead 7,500 shares of restricted stock subject to time-based vesting in four equal quarterly installments at the end of each fiscal quarter during 2014, subject to continued employment through such dates. On or after March 31, 2014, either party may terminate Mr. Mead's employment upon at least 90 days' prior written notice. In the event of such a termination or a termination upon the expiration of the term, Mr. Mead will receive a cash severance payment of $550,000 and will remain eligible to receive his discretionary bonus for 2014, which will be prorated based on the portion of the year that Mr. Mead was employed by the Company. In the event that such termination is by the Company on any date other than the end of a calendar quarter, Mr. Mead will receive accelerated vesting of the portion of the 7,500 shares of restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred. All other equity awards between the Company and Mr. Mead, including awards pursuant to the Company's 2010 Notional Long-Term Compensation Plan and 2011 Long-Term Outperformance Plan, shall be governed by their terms as in effect from time to time. Mr. Mead is also eligible for the health and welfare benefits provided by us to our senior executive officers. Pursuant to the agreement, if Mr. Mead is terminated for any reason, he will be subject to the following obligations: (i) non-solicitation of our employees for 24 months; (ii) non-disparagement of the Company; and (iii) perpetual nondisclosure of confidential information. In connection with a Triggering Event occurring as of December 31, 2013, Mr. Mead would have been entitled to the following payments and benefits:

  •
  Change-in-Control without termination.  Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. The accelerated time-based vesting under our 2010 Notional Unit Plan would have resulted in Mr. Mead receiving a total value of $366,564. With respect to Mr. Mead's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 Change-in-Control under our 2011 Outperformance Plan in the amount of $2,211,058. Mr. Mead would not have received any additional benefits or payments in the event of a Change-in-Control under his employment agreement or otherwise. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Mead will not be entitled to a tax gross-up payment; however, Mr. Mead's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mead.

  •
  Termination with Cause or without Good Reason.  Mr. Mead would have received no payments or benefits.

  •
  Termination without Cause or with Good Reason.  Under Mr. Mead's employment agreement, Mr. Mead would have received a cash severance payment of $550,000. In addition, Mr. Mead would receive accelerated vesting of the portion of the restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred. Because these shares would not begin vesting until the end of the first quarter of 2014, Mr. Mead would have received no value from this accelerated vesting in connection with a termination on December 31, 2013. Under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, Mr. Mead also would have 12 months of additional vesting for his awards under those plans. Mr. Mead would have received a total value of $1,105,529 from this 12 months of additional vesting. Mr. Mead only would be entitled to the severance payments described above upon his execution of a mutual release agreement that released us from all claims he may have against us.

  •
  Termination in connection with a Change-in-Control.  Under Mr. Mead's employment agreement, if Mr. Mead had been terminated by us without Cause or by Mr. Mead for Good Reason in connection with a Change-in-Control, Mr. Mead would have received a cash severance payment of $550,000. In addition, Mr. Mead would receive accelerated vesting of the portion of the restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred. Because these shares would not begin vesting until the end of the first quarter of 2014, Mr. Mead would have received no value from this accelerated vesting in connection with a termination on December 31, 2013. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Mead's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination in connection with a Change-in-Control under our 2011 Outperformance Plan. The combination of the accelerated vesting under our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $2,577,622. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Mead will not be entitled to a tax gross-up payment; however, Mr. Mead's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mead.

  •
  Termination upon disability.  Under Mr. Mead's employment agreement, Mr. Mead would have received a cash severance payment of $550,000. In addition, Mr. Mead would receive accelerated vesting of the portion of the restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred. Because these shares would not begin vesting until the end of the first quarter of 2014, Mr. Mead would have received no value from this accelerated vesting in connection with a termination on December 31, 2013. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Mead's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon a disability under our 2011 Outperformance Plan. The combination of the accelerated vesting under our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $2,577,622. Mr. Mead only would have been entitled to the severance payments provided for in his employment agreement, as described above, upon Mr. Mead's execution of a mutual release agreement that released us from all claims he may have against us.

  •
  Termination upon death.  Under Mr. Mead's employment agreement, Mr. Mead's estate would have received a cash severance payment of $550,000. In addition, Mr. Mead would receive accelerated vesting of the portion of the restricted stock awarded in connection with his employment agreement that would have vested had Mr. Mead remained employed by the Company through the end of the calendar quarter in which the termination occurred. Because these shares would not begin vesting until the end of the first quarter of 2014, Mr. Mead would have received no value from this accelerated vesting in connection with a termination on December 31, 2013. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Mead's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon death under our 2011 Outperformance Plan. The combination of the accelerated vesting under our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $2,577,622.

        Andrew S. Levine.    Andrew Levine's amended and restated employment and non-competition agreement has a term commencing on January 1, 2013 and ending on January 1, 2016, which will automatically renew for successive six-month periods unless either party delivers three months' prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than 475,000 from the beginning of the employment period through December 31, 2013, $490,000 from January 1, 2014 through December 31, 2014 and $500,000 from January 1, 2015 through the end of the employment period. In addition, Mr. Levine is entitled to such annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Levine for job performance. In connection with the agreement, we also granted Mr. Levine (i) 21,000 LTIP units subject to time-based vesting and (ii) 21,000 LTIP units subject to performance-based vesting. Both the LTIP units subject to time-based vesting and performance-based vesting will vest in three equal, annual installments on January 1, 2014, January 1, 2015 and January 1, 2016, subject to continued employment through such dates and also, in the case of the LTIP units subject to performance-based vesting, the achievement of any of the following performance hurdles during the fiscal year prior to such vesting date (or on a cumulative basis from the beginning of 2013 through the end of such fiscal year): (i) 7% or greater increase in funds from operations on a per-share basis, (ii) 7% or greater total return to stockholders or (iii) total return to stockholders or percentage increase in funds from operations in the top 40% of a peer group of companies determined each year by our Compensation Committee.

        If Mr. Levine's employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 12 months unless employment is terminated upon non-renewal of the agreement or by us without Cause or Mr. Levine for Good Reason within 18 months after a Change-in-Control; (ii) nonsolicitation of our employees for 24 months (unless employment is terminated by us without Cause or Mr. Levine with Good Reason in connection with or within 18 months after a Change-in-Control, in which case the nonsolicitation provision will not extend beyond termination of employment); and (iii) nondisparagement of us and non-interference with our business for one year. In connection with a Triggering Event occurring as of December 31, 2013, Mr. Levine would have been entitled to the following payments and benefits:

  •
  Change-in-Control without termination.  Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. The accelerated time-based vesting under our 2010 Notional Unit Plan would have resulted in Mr. Levine receiving a total value of $1,142,925. With respect to Mr. Levine's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 Change-in-Control under our 2011 Outperformance Plan in the amount of $3,599,394. Mr. Levine would not have received any additional benefits or payments in the event of a Change-in-Control under his employment agreement or otherwise. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Levine will not be entitled to a tax gross-up payment; however, Mr. Levine's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Levine. In order to avoid creating an opportunity for a successor to induce Mr. Levine to terminate his employment without Good Reason following a Change-in-Control, Mr. Levine will be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

  •
  Termination with Cause or without Good Reason.  Mr. Levine would have received no payments or benefits.

  •
  Termination without Cause or with Good Reason.  Under Mr. Levine's employment agreement, Mr. Levine would have received a cash severance payment of $2,533,940, which is equal to the sum of (i) his average annual base salary in effect during the preceding 24 months, or his

    Average Annual Base Salary, plus (ii) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years, or his Average Annual Cash Bonus. Under Mr. Levine's employment agreement, Mr. Levine also would have received medical and welfare benefit continuation payments for 12 months, which is projected to aggregate approximately $23,941. Under Mr. Levine's employment agreement, all of his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, would have fully vested at termination. The accelerated vesting results in total value of $3,935,710. Under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, Mr. Levine also would have 12 months of additional vesting for his awards under those plans. Mr. Levine would have received a total value of $1,799,697 from this 12 months of additional vesting. Mr. Levine only would be entitled to the severance payments, continuation of benefits and the acceleration of vesting of equity awards described above upon his execution of a mutual release agreement that released us from all claims he may have against us.

  •
  Termination in connection with a Change-in-Control.  Under Mr. Levine's employment agreement, if Mr. Levine had been terminated by us without Cause or by Mr. Levine for Good Reason in connection with or within 18 months after a Change-in-Control, Mr. Levine would have received a cash severance payment of $4,032,160, which is equal to the sum of (i) two times his Average Annual Base Salary, plus (ii) two times his Average Annual Cash Bonus, plus (iii) a pro rata bonus for the year in which Mr. Levine's employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on Mr. Levine's Average Annual Cash Bonus. Under Mr. Levine's employment agreement, Mr. Levine also would have received medical and welfare benefit continuation payments for 24 months, which is projected to aggregate approximately $47,882. Under Mr. Levine's employment agreement, all of his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, would have fully vested at termination. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Levine's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination in connection with a Change-in-Control under our 2011 Outperformance Plan. The combination of the accelerated vesting under Mr. Levine's employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $8,678,029. Under the employment agreement, in the event that any payment or benefit constitutes an excess "parachute payment" under Section 280G of the IRC subject to an excise tax, Mr. Levine will not be entitled to a tax gross-up payment; however, Mr. Levine's payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Levine.

  •
  Termination upon disability.  Under Mr. Levine's employment agreement, Mr. Levine would have received a cash severance payment of $2,533,940, which is equal to the sum of (i) his Average Annual Base Salary, plus (ii) his Average Annual Cash Bonus, plus (iii) a pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Under Mr. Levine's employment agreement, Mr. Levine also would have continued to receive medical and welfare benefit continuation payments for 36 months, which is projected to aggregate approximately $71,824. Mr. Levine also would have received 12 months of additional vesting for his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and full vesting for his stock options and his equity awards granted in lieu of cash bonuses. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Levine's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon a disability under our 2011 Outperformance Plan. The combination of the accelerated vesting under Mr. Levine's employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $7,384,709. Mr. Levine only would have been entitled to the severance payments and the acceleration of vesting of equity awards provided for in his employment agreement, as described above, upon Mr. Levine's execution of a mutual release agreement that released us from all claims he may have against us.

  •
  Termination upon death.  Under Mr. Levine's employment agreement, Mr. Levine's estate would have received a cash severance payment which is equal to his pro rata bonus for the year in which his employment was terminated (and a bonus for the prior year if such bonus had not yet been determined) based on his Average Annual Cash Bonus. Mr. Levine's estate also would have received 12 months of additional vesting for his outstanding equity awards, other than those made under our 2010 Notional Unit Plan and our 2011 Outperformance Plan, and full vesting for his stock options and his equity awards granted in lieu of cash bonuses. Under our 2010 Notional Unit Plan, the time-based vesting of the award would have been accelerated. With respect to Mr. Levine's allocation under our 2011 Outperformance Plan, based on total return levels from plan inception through year-end 2013, an award would have been earned in connection with a December 31, 2013 termination upon death under our 2011 Outperformance Plan. The combination of the accelerated vesting under Mr. Levine's employment agreement and our 2010 Notional Unit Plan and the earning of an award under our 2011 Outperformance Plan results in total value of $7,384,709.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is comprised of John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy. There are no Compensation Committee interlocks and none of our employees is a member of our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock, $0.01 par value per share as of March 31, 2014, unless otherwise noted, for (i) each person known to us to be the beneficial owner of more than 5% of the Company's outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers who is not a director and (iv) our directors and executive officers as a group. All information in the following table is based on Schedules 13D, 13G and/or any amendments thereto, filed with the SEC, and on information supplied to us by our directors and officers. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares set forth opposite their respective names.

        As of March 31, 2014, there were 95,318,446 shares outstanding.

Name**	Amount And Nature of Beneficial Ownership of Common Stock	Percent of Total
The Vanguard Group(1)	11,593,977	12.16%
Cohen & Steers, Inc.(2)	11,356,072	11.91%
BlackRock, Inc.(3)	8,123,020	8.52%
FMR LLC(4)	7,305,583	7.66%
John H. Alschuler, Jr.(5)	50,697	*
Edwin Thomas Burton, III(6)	56,081	*
Stephen L. Green(7)	916,393	*
Craig M. Hatkoff(8)	22,095	*
Marc Holliday(9)	300,710	*
Andrew S. Levine	39,756	*
John S. Levy(10)	90,980	*
Andrew Mathias(11)	455,832	*
James Mead	26,097	*
All Directors and Executive Officers as a Group (9 Persons)	1,958,640	2.05%

*
Less than 1%.

**
Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.

(1)
Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2014, as of December 31, 2013, The Vanguard Group ("Vanguard") may be deemed to beneficially own an aggregate of 11,593,977 shares of our common stock in its capacity as an investment advisor, which includes 53,351 shares of our common stock held by Vanguard Fiduciary Trust Company as a result of its serving as investment manager of collective trust accounts and 255,266 shares of common stock held by Vanguard Investments Australia, Ltd. as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. According to information received from Vanguard, the number of shares reported as beneficially owned by Vanguard in such Schedule 13G/A includes 6,218,441 shares, representing 6.52% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund separately reported as beneficially owned in a Schedule 13G/A filed on February 4, 2014 with the SEC.

(2)
Based on information provided on a Schedule 13G/A filed with the SEC on February 14, 2014, as of December 31, 2013, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Ltd., collectively, may be deemed to beneficially own an aggregate of 11,356,072 shares of our common stock. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The business address for Cohen & Steers UK Ltd. is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(3)
Based on information provided on a Schedule 13G/A filed with the SEC on January 30, 2014, as of December 31, 2013, BlackRock, Inc., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company,

  N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited, or, collectively, BlackRock, may be deemed to beneficially own an aggregate of 8,123,020 shares of our common stock. The business address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)
Based on information provided on a Schedule 13G/A filed with the SEC on February 14, 2014, as of December 31, 2013, FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, Fidelity SelectCo, LLC, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, or, collectively, Fidelity, may be deemed to beneficially own an aggregate of 7,305,583 shares of our common stock. The business address for Fidelity is 245 Summer Street, Boston, MA 02210.

(5)
Includes 38,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2014 and 12,197 phantom units.

(6)
Includes 20,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2014 and 32,091 phantom units.

(7)
Includes 822,240 limited partnership units in SL Green Operating Partnership, L.P. held directly or indirectly through certain partnerships and other similar entities.

(8)
Includes 20,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2014.

(9)
Includes 66,666 shares of our common stock subject to options exercisable within 60 days of March 31, 2014.

(10)
Includes 56,500 shares of our common stock subject to options exercisable within 60 days of March 31, 2014 and 34,480 phantom units.

(11)
Includes 66,666 limited partnership units in SL Green Operating Partnership, L.P. held directly or indirectly through certain partnerships and other similar entities.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied, with the exception of Messrs. Green, Mathias and Mead, who each inadvertently failed to timely file a Form 4 relating to the conversion of LTIP units into shares of the Company's common stock during fiscal year 2012.

LEGAL PROCEEDINGS

        We are not involved in any legal proceeding in which any of our directors or executive officers is adverse to the Company or in any material pending legal proceeding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

        All related party transactions (generally, transactions involving amounts exceeding $120,000 in which directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding common stock have an interest) are subject to approval or ratification in accordance with the procedures described below.

        Our Nominating and Corporate Governance Committee reviews the material facts of all related party transactions and either approves or disapproves the entry into such related party transaction. If advance approval of a related party transaction is not feasible, then the related party transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

        No director may participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director must provide all material information concerning the related party transaction to our Nominating and Corporate Governance Committee.

        If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with such related party to see that our management is in compliance with our Nominating and Corporate Governance Committee's guidelines and that such related party transaction remains appropriate.

        Related party transactions are disclosed in our SEC filings.

Cleaning/Security/Messenger and Restoration Services

        Through Alliance Building Services, or Alliance, First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services, Classic Security LLC provides security services, Bright Star Couriers LLC provides messenger services, and Onyx Restoration Works provides restoration services with respect to certain properties owned by us. Alliance is partially owned by Gary Green, a son of Stephen L. Green, the chairman of our board of directors. In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services. The Service Corporation has entered into an arrangement with Alliance whereby it will receive a profit participation above a certain threshold for services provided by Alliance to certain tenants at certain buildings above the base services specified in their lease agreements. Income earned from profit participation was approximately $3.5 million, $4.0 million and $2.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. We also recorded expenses of approximately $19.5 million, $17.9 million and $16.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, for these services (excluding services provided directly to tenants).

Management Fees

        S.L. Green Management Corp., a consolidated entity, receives property management fees from an entity in which Stephen L. Green owns an interest. We received management fees from such entity of approximately $441,100, $384,900 and $420,300 for the years ended December 31, 2013, 2012 and 2011, respectively.

Leases

        Nancy Peck and Company leases 1,003 square feet of space at 420 Lexington Avenue under a lease that ends in August 2015. Nancy Peck and Company is owned by Nancy Peck, the wife of Stephen L. Green. The rent due pursuant to the lease is $35,516 per annum for year one increasing to $40,000 in year seven.

Marketing Services

        A-List Marketing, LLC, or A-List, provided marketing services to us. Deena Wolff, a sister of Marc Holliday, our CEO, is the founder of A-List. We recorded approximately $293,600, $155,500 and $140,300 for the years ended December 31, 2013, 2012 and 2011, respectively.

Other

        Amounts due from related parties at December 31, 2013 and 2012 consisted of the following (in thousands):

	2013	2012
Due from joint ventures	$2,376	$511
Other	6,154	7,020

Related party receivables	$8,530	$7,531

Due to joint ventures	$—	$(8,401)

OTHER MATTERS

Solicitation of Proxies

        We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Proxy Statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of MacKenzie Partners, Inc. at an aggregate estimated cost of $10,000 plus out-of-pocket expenses.

Stockholder Proposals

        Stockholders who, in accordance with the Rule 14a-8 under the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 annual meeting must submit their proposals to our Corporate Secretary on or before December 26, 2014.

        Apart from the SEC's Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

  •
  not less than 90 days nor more than 180 days prior to the first anniversary of the preceding year's annual meeting; or

  •
  not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 20th day following the earlier of the day on which public announcement of the date of such meeting is first made or notice of the meeting is mailed to stockholders, in the event that the date of the annual meeting is advanced by more than seven calendar days or delayed by more than 60 days from such anniversary date.

        Assuming that our 2015 annual meeting is not advanced by more than seven calendar days or delayed by more than 60 days from the anniversary date of the 2014 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2015 annual meeting after November 30, 2014 and no later than February 28, 2015.

        Any notice of a nomination must contain all information relating to such person (the "Proposed Nominee") and relating to the stockholder giving the notice that is required by our bylaws, including information required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

        Any notice of a nomination or of a proposed item of business must contain, as to the stockholder giving the notice, any Proposed Nominee and any person acting in concert with such stockholder, any beneficial owner of Company Securities (as defined below) with such stockholder, any beneficial owner of Company Securities owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder or Stockholder Associated Person (a "Stockholder Associated Person"), the information required by our bylaws, including (i) the name and address of such stockholder, as they appear on SL Green's books, and the current name, business address and residence address of any such Stockholder Associated Person or Proposed Nominee, (ii) as of the date of the notice, the number of shares, if any, of each class of stock or other security of the Company or any affiliate thereof (the "Company Securities") which are owned beneficially and/or of record by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and (iii) as of the date of the notice, whether and the extent to which, such stockholder, Proposed Nominee or Stockholder Associated Person is subject to, or during the past six months has, directly or indirectly (through brokers, nominees or otherwise), engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is (x) for any such stockholder, Proposed Nominee or Stockholder Associated Person, to mitigate loss to or manage risk or benefit from changes in the price of Company Securities or (y) to increase or decrease, disproportionately to the economic interest, the voting power of any such stockholder, Proposed Nominee or Stockholder Associated Person in the Company or any affiliate thereof.

        Any notice of a proposed item of business must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that such broker will be "householding" communications, including the proxy materials, to your address, "householding" will continue until you are notified otherwise or until you revoke your consent.

        Stockholders who currently receive only one copy of the proxy materials at their address and would like to receive additional copies and/or stockholders who no longer wish to participate in "householding" and would prefer to receive separate proxy materials in the future should direct their request either to their broker or to the Company in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations or by telephone at (212) 594-2700.

        Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request "householding" of their future communications should direct their request either to their broker or to the Company at the address of telephone number above.

 Other Matters

        The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors
Andrew S. Levine Secretary

New York, New York
April 30, 2014

APPENDIX A:

INFORMATION REGARDING CERTAIN FINANCIAL MEASURES

        Below is a reconciliation of income from continuing operations before equity in net income of unconsolidated joint ventures, noncontrolling interests and discontinued operations to operating income and combined same-store cash net operating income for the years ended December 31, 2013 and 2012 (amounts in thousands, except per share data).

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012	2013	2012
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain (loss) on sale of investment in marketable securities, purchase price fair value adjustment and loss (gain) on early extinguishment of debt	$142,024	$79,021	$—	$—
Equity in net income from unconsolidated joint ventures	9,921	76,418	9,921	76,418
Depreciation and amortization	337,692	325,737	84,403	69,108
Interest expense, net of interest income	330,215	329,897	79,896	86,268
Amortization of deferred financing costs	16,695	19,450	9,637	3,859
Gain (loss) on early extinguishment of debt	(18,518)	(6,978)	—	10,711

Operating income	$818,029	$823,545	$183,857	$246,364

Marketing, general & administrative expense	86,192	82,840	—	—
Net operating income from discontinued operations	7,548	11,849	—	—
Loan loss and other investment reserves, net of recoveries	—	564	—	—
Transaction related costs, net of recoveries	3,987	5,625	356	960
Non-building revenue	(201,416)	(134,391)	(18,451)	(83,242)
Equity in net income from unconsolidated joint ventures	(9,921)	(76,418)	—	—
Loss (gain) on early extinguishment of debt	18,518	6,978	—	(10,711)

Net operating income (NOI)	722,937	720,592	165,762	153,371	$888,699	$873,963
NOI from discontinued operations	(7,548)	(11,849)	—	—	(7,548)	(11,849)
NOI from other properties/affiliates	(59,448)	(54,403)	(64,861)	(56,296)	(124,309)	(110,699)
Same-Store NOI	$655,941	$654,340	$100,901	$97,075	$756,842	$751,415

Ground lease straight-line adjustment	5,645	2,702	—	—	5,645	2,702
Straight-line and free rent	(47,963)	(56,249)	(3,186)	(2,842)	(51,149)	(59,091)
Rental income—FAS 141	(5,154)	(10,317)	(2,525)	(1,411)	(7,679)	(11,728)

Same-store cash NOI	$608,469	$590,476	$95,190	$92,822	$703,659	$683,298

A-1

        The Company presents operating income, net operating income, same-store net operating income and same-store cash net operating income because the Company believes that these measures provide investors with useful information regarding the operating performance of properties that are comparable for the periods presented. For properties owned since January 1, 2011 and still owned in the same manner at the end of the current quarter, the Company determines same-store net operating income by subtracting same-store property operating expenses and ground rent from same-store recurring rental and tenant reimbursement revenues. Same-store cash net operating income is derived by deducting same-store straight line and free rent from, and adding same-store tenant credit loss allowance to, same-store net operating income. The Company's share of unconsolidated joint venture net operating income, same-store net operating income and same-store cash net operating income is calculated in the same manner as noted above, but includes just the Company's pro-rata share of the total amounts. Combined net operating income, same-store net operating income and same-store cash net operating income are calculated by combining the Company's consolidated amount with the Company's share of unconsolidated joint venture amounts for each measure. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.

A-2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SL GREEN REALTY CORP. 420 LEXINGTON AVE. NEW YORK, NY 10170 M72836-P50656 To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below. SL GREEN REALTY CORP. For All Except Withhold All For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Marc Holliday 02) John S. Levy The Board of Directors recommends you vote FOR the following proposals: For Abstain Against ! ! ! 2. To approve, on a non-binding advisory basis, our executive compensation. ! ! ! 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. 4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders, the terms of which are incorporated herein by reference, and revoke(s) any proxy or proxies heretofore given with respect to the Annual Meeting. This proxy may be revoked at any time prior to the time voting is declared closed by giving the corporate secretary of SL Green Realty Corp. written notice of revocation or by a subsequently dated proxy, or by casting a ballot at the Annual Meeting. This solicitation of proxies is made by and on behalf of the Board. The validity of this proxy is governed by the Maryland General Corporation Law and applicable federal securities laws. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M72837-P50656 SL GREEN REALTY CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Stephen L. Green and Andrew S. Levine, or either of them, as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote as designated on the reverse side of this ballot all of the shares of Common Stock of SL GREEN REALTY CORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at The Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York at 11:00 A.M., local time on Thursday, May 29, 2014 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) AND IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES LISTED ON THE REVERSE SIDE HEREOF AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side